SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CACI INTERNATIONAL INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 9, 2014

Dear Fellow Stockholder:

I cordially invite you to attend your Company’s 2014 Annual Meeting of Stockholders on November 20, 2014, at 9:30 a.m., local time. The meeting will be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102.

The scheduled matters to be considered and acted on at the meeting are the election of directors; a non-binding advisory vote to approve the compensation of our named executive officers; and ratification of the appointment of Ernst & Young LLP as our independent auditors. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,

J.P. LONDON Chairman of the Board and Executive Chairman

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the form of proxy (you can vote via the Internet, by phone, or by using the return envelope if you received a physical copy) to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held November 20, 2014
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Notice is hereby given that the Annual Meeting of Stockholders of CACI International Inc (CACI or the Company) will be held on Thursday, November 20, 2014 at 9:30 a.m., local time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

1.	To elect the ten nominees named in the Proxy Statement to the Company’s Board of Directors;

2.	To approve on a non-binding advisory basis the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2015; and

4.	To transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 22, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A list of the stockholders entitled to vote at the Annual Meeting will be made available during regular business hours at CACI International Inc, 1100 N. Glebe Road, Arlington, Virginia 22201 from November 6, 2014 through November 19, 2014 for inspection by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors

J. WILLIAM KOEGEL, JR. Secretary

Arlington, Virginia
Dated: October 9, 2014

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the form of proxy (you can vote via the Internet, by phone, or by using the return envelope if you received a physical copy) to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
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This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CACI International Inc to be used at the Annual Meeting of Stockholders of the Company to be held on November 20, 2014. This Proxy Statement is being made available on or about October 9, 2014. The presence of a stockholder at the Annual Meeting or any adjournment thereof will not automatically revoke such stockholder’s proxy. However, any stockholder furnishing a proxy has the power to revoke it by furnishing written notice to J. William Koegel, Jr., Secretary of the Company, by delivering to the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Please note, however, that any stockholder wishing to revoke a previous proxy whose shares are held of record by a broker, bank or other nominee must follow such nominee’s instructions to revoke such proxy or vote at the Annual Meeting. A proxy card is included for your use in connection with the Annual Meeting. The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon or, in the absence of instructions, the proxy will be voted:

FOR the Board of Directors’ ten nominees for election to the Company’s Board of Directors.

FOR the resolution approving the compensation of the named executive officers, as disclosed in the Company’s 2014 Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other accompanying tables and narrative disclosure.

FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

The Board does not expect that any matter other than those set forth in the Notice of the Annual Meeting will be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their judgment.

The close of business on September 22, 2014 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on September 22, 2014, the Company had 23,707,433 shares of common stock issued and outstanding. Each share is entitled to one vote.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On October 9, 2014, we mailed to our stockholders (other than those who previously requested electronic delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs our stockholders on how to access their proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if a stockholder would prefer to receive printed proxy materials, the stockholder may follow the instructions included in the Notice of Internet Availability. If a stockholder has previously elected to receive our proxy materials electronically, that stockholder will continue to receive these materials via e-mail unless he or she elects otherwise.

MEETING ADMISSION REQUIREMENTS

Attendance at the 2014 Annual Meeting of Stockholders is limited to persons in the following classes:

  stockholders of record as of September 22, 2014,

  beneficial holders of CACI common stock held in “street name” by a broker, bank, or other nominee, or authorized representatives of persons or entities who are record or beneficial holders.

To be admitted to the Annual Meeting, you must be a member of one of the classes noted above and must present, in addition to a valid photo identification or other satisfactory proof of identification, the following materials:

  stockholders of record must present their proxy card, which will serve as an admission ticket,

  beneficial holders will need sufficient proof of ownership. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Please note that a beneficial holder who wishes to vote his/her shares of CACI common stock held in street name in person at the meeting must obtain a written proxy in your name from the broker, bank, or other nominee who is the record holder of your shares, and in addition to any evidence required above for record or beneficial holders, authorized representatives must present a letter from the person or entity they represent, certifying as to their status as an authorized representative.

Representatives of CACI will be at the entrance to the Annual Meeting, and these representatives are authorized on the Company’s behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Cameras, including cell phones, so-called smart phones or other devices with photographic capabilities, and any other video or audio recording devices, are not permitted to be used at the Annual Meeting. Please refrain from use of cell phones at the Annual Meeting as well.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the Company’s By-laws, the Board has set at ten the number of Directors to constitute the full Board. Ten persons have been nominated for election to serve as a Director of the Company. Under the Company’s By-laws, all Directors hold office at the pleasure of the stockholders or until their respective successors are elected.(1)

Unless authority is withheld, the persons named in the accompanying proxy will vote the shares of common stock represented by the proxy FOR the election of the ten nominees listed below. Under the Company’s By-laws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

In general, under Delaware law, broker non-votes (which arise when brokers lack authority to vote and fail to obtain instructions from the beneficial owners of the related shares) and abstentions count toward the determination of a quorum. Regarding the election of directors, if a quorum is present, a majority of the votes properly cast for election of directors is sufficient to elect directors. Votes to withhold authority are considered properly cast; broker non-votes are not treated as votes cast. New York Stock Exchange (NYSE) Rule 452 classifies the election of directors as a non-routine matter. As a result, banks and brokers will not be able to vote on the election of directors without instructions from the beneficial owners. We encourage all stockholders who hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

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(1)	Under his employment agreement, if Mr. Asbury no longer serves as Chief Executive Officer of the Company, terminates his employment for any reason or provides notice to the Company regarding such a termination, he would resign from the Board.

The Board’s Corporate Governance and Nominating Committee has recommended ten nominees for election as Directors. All ten nominees are current Directors. For more information regarding nomination procedures and corporate governance matters, please consult the “Corporate Governance” section set forth later in this Proxy Statement.

The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. In the event that any nominee is not available or should decline to serve, the persons named in the proxy may vote for the others and may vote for such other person(s) as they, in their discretion, may decide.

NOMINEES

Listed below are the nominees for Director, with information showing the age of each, the year each was first elected as a Director of the Company, and the business affiliations and relevant experience of each.

Non-Management Directors

Michael A. Daniels, 68. Director of the Company since 2013.

Mr. Daniels brings to the Board extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies. Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer. Mr. Daniels currently serves on the Board of Directors of Mercury Computer Systems, Inc. and BlackBerry Limited.

James S. Gilmore III, 64. Director of the Company since 2009.

Mr. Gilmore brings to the Board an exceptional history of leadership and distinguished service to the nation and particular knowledge and experience in legal, regulatory and governmental affairs. Mr. Gilmore was the 68th Governor of the Commonwealth of Virginia, serving in that office from 1998 to 2002. He was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group and where his practice also focused on corporate, technology, information technology and international matters. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman of the Air Force Board in the fall of 2003. Former Governor Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism Involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack. This panel, also known as the “Gilmore Commission,” was influential in developing the Office of Homeland Security. Mr. Gilmore is a graduate of the University of Virginia and the University of Virginia School of Law. Within the last five years, Mr. Gilmore served as a director of the following publicly-held companies: Barr Laboratories, Inc., Cypress Communications, Inc. and IDT Corporation. During this timeframe, he was also a member of the advisory board of Hewlett-Packard Company. He is currently a director of Atlas Air Worldwide Holdings. He also serves as President and CEO of the Free Congress Foundation, an entity that offers bi-partisan conservative solutions to various domestic and national security challenges. Mr. Gilmore is a member of the Council on Foreign Relations. In addition, Mr. Gilmore operates Gilmore Global Group, LLC in which he consults with companies seeking to market goods and services worldwide. Mr. Gilmore served in the U.S. Army from 1971-1974 in military intelligence. Mr. Gilmore is also a member of the Board of Directors of Global Relief Technologies (GRT) of Portsmouth, New Hampshire. GRT is a privately held company that provides technology and data capture solutions.

William L. Jews, 62. Director of the Company since 2013.

Mr. Jews is a senior business and healthcare executive with over 25 years’ experience leading organizational growth, completing successful mergers and acquisitions, achieving profit goals, and delivering superior customer service. Mr. Jews served as President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc. and a director of Camden Learning Corporation. From 2000 to 2005 and since 2006, Mr. Jews has served as a director for Choice Hotels International, Inc. In the past five years, Mr. Jews has also served as a director of Fortress International Group, Inc.

Gregory G. Johnson, 68. Director of the Company since 2006.

As the former Commander, U.S. Naval Forces Europe and Africa, and Commander in Chief, Allied (NATO) Forces Southern Europe, Admiral Johnson (Retired) brings to the Board valuable insights into the Department of Defense, intelligence and international communities. Since retiring from the U.S. Navy in 2004, Admiral Johnson founded Snow Ridge Associates, a provider of strategic advice and counsel. During his 36-year naval career, Admiral Johnson rose through the ranks to Four-Star Admiral. He commanded at every level. He was responsible for naval operations throughout the 91 nations and adjacent seas of the European and African Areas of Responsibility. He developed substantive policy-level relationships with many of those nations. Admiral Johnson’s NATO duties included operational-level command of the peace support operations in Bosnia-Herzegovina and Kosovo, as well as NATO missions in Macedonia, Albania, and other Southeastern European nations. Admiral Johnson oversaw the successful implementation of NATO’s Operation Active Endeavor (Mediterranean maritime intercept operations), assumed command of the NATO Response Force at the Istanbul Summit in June 2004, oversaw NATO’s contributions to the Hellenic Republic of Greece’s security efforts during the 2004 Olympics, and was responsible for the establishment of NATO’s training support mission in Iraq. During his naval career, Admiral Johnson was also assigned to several senior policy positions in Washington, most notably serving as the executive assistant to the Chairman, Joint Chiefs of Staff (1992 to 1993) and military assistant, first to the Deputy Secretary of Defense and subsequently to the Secretary of Defense (1997 to 2000). Admiral Johnson is active on numerous nonprofit boards and serves several civic and community organizations and institutions. Admiral Johnson also serves on the Board of Directors of Delorme, Inc. and Delta Dental Plan of Maine.

James L. Pavitt, 68. Director of the Company since 2008.

With over 30 years of experience in the intelligence community, Mr. Pavitt brings to the Board expertise in such areas as financial risk assessment, defense, information technology, homeland security, counterterrorism and intelligence. As the Deputy Director for Operations at the Central Intelligence Agency (CIA), he managed the CIA’s globally deployed personnel and a multi-billion dollar budget for human intelligence collection activities and operations. Mr. Pavitt, as the head of America’s Clandestine Service, led the CIA’s operational response to the attacks of September 11, 2001. His career at the CIA was multi-faceted and included creating and leading the CIA’s Counterproliferation Division, an entity created to counter the spread of weapons of mass destruction. He managed and directed intelligence operations against global proliferation networks. From 1990 to 1993, he served as Special Assistant to President George H.W. Bush for International Intelligence Programs. He is a two-time recipient of the CIA’s Distinguished Intelligence Medal, the CIA Director’s Medal and the Donovan Award. From 2004 to 2011, Mr. Pavitt served as a Principal of The Scowcroft Group in Washington, D.C., an international strategic business advisory firm, where he currently serves as a Senior Advisor. Mr. Pavitt also serves on the advisory board of the Patriot Defense Group and is a Senior Advisor to Geopolitical Advisory Partners. He is also the President and a Founding Partner of JLP Associates, LLC, providing strategic risk advisory services to a variety of clients.

Dr. Warren R. Phillips, 73. Director of the Company since 1974.

In addition to his experience as a senior-level technology executive, Dr. Phillips brings to the Board considerable expertise in the areas of information technology policy, public sector finance, and the provision of computer services. The Board also benefits from Dr. Phillips’ familiarity with the U.S. intelligence community and his understanding of international business issues. Dr. Phillips serves as the Chief Financial Officer for the Albanian-Macedonian-Bulgarian Oil Pipeline Corporation, a $1.5 billion crude oil pipeline developer for Caspian oil flows to the West. From February 2008 through August 2011, Dr. Phillips served as the Chairman of the Board and Chief Executive Officer of Advanced Blast Protection, Inc., a research, development and manufacturing company that produced conventional and unconventional bullet resistant glass, modular vehicle armor, and specialized armored vehicles for military, law enforcement and civilian use. In November 2009, Advanced Blast Protection, Inc. filed a petition pursuant to Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida. Dr. Phillips also serves as co-manager of the assets of the company during the distribution of assets. Dr. Phillips is currently a Liquidating Trustee for Advanced Blast Protection, Inc. From 1993 to 2001, Dr. Phillips was Executive Vice Chairman and Chief Financial Officer of Maryland Moscow, Inc., a 501(c)(3) educational and training venture that was involved in over $50 million in financial training to the newly evolving countries of the former Soviet Union. Dr. Phillips provided advice in developing financial systems (bank, stock exchange, pension, insurance, and government) in most of those countries. Between 1974 and 2003, Dr. Phillips was Professor of Government and Politics at the University of Maryland. During that time, he served in a number of administrative positions including Vice President for Academics at the University of Maryland Baltimore County, and Assistant Vice President for Administration for the University System where he managed system-wide information technology, budgeting, and internal audit.

Charles P. Revoile, 80. Director of the Company since 1993.

As an attorney and former senior-level executive, Mr. Revoile brings to the Board his considerable experience in the governance of publicly-held corporations and in contracting with the United States government. In addition, the Board values Mr. Revoile’s perspective in financial and management disciplines as an active private investor. From 1985 to 1992, Mr. Revoile served as Senior Vice President, General Counsel, and Secretary of CACI International Inc. From 1971 to 1985, Mr. Revoile was Vice President and General Counsel of Stanwick Corporation. From 1964 to 1971, Mr. Revoile was counsel to the Communications division of Westinghouse Electric Corporation. From 1961 to 1964, he served as legislative counsel to the National Food Processors Association, representing the industry before Congress and the Executive agencies. Currently, Mr. Revoile is a legal and business consultant and an independent investor.

General William S. Wallace, USA (Ret.), 67. Director of the Company since 2009.

General Wallace brings to the Board a 39-year record of military service and experience. From 2005 to 2008, General Wallace led more than 50,000 soldiers and civilian employees at 33 Army schools. He was the architect of the Army’s reorganization in continuation of military operations in Iraq and Afghanistan. He developed the organizational, technical, and warfighting requirements for the Future Combat Systems and other Army modernization efforts. Prior to this, General Wallace was Commanding General of the Army Combined Arms Center from 2003 to 2005, Ft. Leavenworth, Kansas, where he was responsible for the development of new and emerging Army and Joint doctrine, providing the intellectual foundation for military leadership in the 21st century. As Commander of the Fifth U.S. Corps from 2001 to 2003, during the opening campaign of Operation Iraqi Freedom, General Wallace led 140,000 soldiers from Kuwait to Baghdad, and subsequently directed the occupation of Western and Northern Iraq. He served as Commander of the Joint Warfighting Center from 1999 to 2001; Commanding General of the 4th Infantry Division (the Army’s first “digitized” division that incorporated new C4ISR technologies) from 1997 to 1999; and Commanding General of the National Training Center from 1995 to 1997. General Wallace is a 1969 graduate of the United States Military Academy at West Point.

Management Directors

Kenneth Asbury, 59. President and Chief Executive Officer; Director of the Company since 2013.

A proven industry leader, Mr. Asbury has extensive experience in business development, including nearly 30 years leading highly successful systems, solutions, and services expansion programs. Since February 20, 2013, Mr. Asbury has been the President and Chief Executive Officer of CACI International Inc. From May 2011 until February 2013, he was President and Chief Executive Officer of ASRC Federal Holding Company. As President and Chief Executive Officer, Mr. Asbury was responsible for setting the strategic direction of the company’s Federal enterprise and driving growth and development for all of its subsidiaries. In 2011, the company saw an almost 100 percent increase in program capture rate in one year. Prior to that, Mr. Asbury was employed by Lockheed Martin for approximately 27 years where he oversaw Lockheed Martin’s Technical Operations, Mission Services and Civil businesses. As President of the Civil business, Mr. Asbury established five strategic growth campaigns focused on emerging government priorities – healthcare, energy, immigration reform, homeland security, and financial regulatory reform. With this focus, he led the business unit to more than $6 billion in new contract wins, and achieved $3.7 billion in sales in 2009. Mr. Asbury’s tenure for Mission Services also saw increased growth. There, he delivered double-digit sales and achieved a 75 percent new business win rate. The signature new business contracts included a $5 billion project with Special Operations Command and a $1 billion project with NASA. Similarly, Mr. Asbury delivered mission-critical services while overseeing Lockheed’s Technical Operations business. There, he transformed a $500 million internal business into a $1 billion external defense and intelligence operations entity. Under his leadership, the business unit developed, fielded, and operated a new tactical intelligence platform for the Army, the Persistent Threat Detection System. Mr. Asbury served in the U.S. Army Security Agency as a translator/interpreter. He is a graduate of the University of Oklahoma.

Dr. J. P. London, 77. Chairman of the Board and Executive Chairman; Director of the Company since 1981.

Under Dr. London’s leadership, CACI has grown from a small professional services consulting firm to become a multi-billion dollar international information solutions and services company. CACI became a Fortune 1000 company in 2006. Dr. London joined CACI in 1972. He was appointed President and Chief Executive Officer in 1984 and Chairman of the Board in 1990. On July 1, 2007, Dr. London was appointed Executive Chairman. In this position, he oversees strategic initiatives to ensure shareholder value, advance client missions, cultivate key client relationships, and monitor major financial transactions, including CACI’s legacy mergers and acquisitions (M&A) program that Dr. London started in 1992. Dr. London’s efforts also focus on the evolution and transformation of defense, intelligence, information technology and network communications. The founder of modern-era CACI, Dr. London is recognized in government and business as a leader in the industry. He has received numerous awards during his career for his business and civic accomplishments, including the Association of the U.S. Army’s John W. Dixon Award for outstanding contributions to America’s defense and the U.S. Navy League’s Fleet Admiral Chester W. Nimitz Award for his exemplary contributions to the enhancement of U.S. maritime strength and national security. Dr. London was inducted into the Greater Washington Business Hall of Fame in 2010. In 2011, he was inducted into the Naval Postgraduate School Hall of Fame in Monterrey, California. In 2012, he was the Hall of Fame Honoree of the Greater Washington Government Contractor Awards. In 2013, he received the Nathan Hale Award from the Reserve Officers Association of the United States, the Ellis Island Medal of Honor from the National Ethnic Coalition of Organizations, and was the recipient of the Admiral of the Navy George Dewey Award from the Naval Order of the United States for leadership in the Navy community. In 2014, Dr. London received the Corporate Leadership Award from TechAmerica and the Semper Fidelis Award, Marine Corps Scholarship Foundation. The HR Leadership Award of Greater Washington also presents the annual Dr. J.P. London Award for Promoting Ethical Behavior named in his honor. Dr. London serves on the boards of the Friends of the National World War II Memorial, the U.S. Navy Memorial Foundation, the Naval Historical Foundation, and CAUSE (Comfort for America’s Uniformed Services), which serves the needs of wounded military personnel returning from Iraq and Afghanistan. Dr. London is also a member of the National Military Intelligence Association, the Intelligence and National Security Alliance, the Association of the U.S. Army, the Navy League, the Naval Order of the U.S.A., and the American Legion. Dr. London holds a B.S. in Engineering from the United States Naval Academy, a M.S. in Operations Research from the United States Naval Postgraduate School, and a Doctorate in Business Administration conferred “with distinction” from the George Washington University. Dr. London holds the rank of Captain, U.S. Navy (Retired), serving a combined 24 years active and reserve duty as a Naval Aviator and Aeronautical Engineering Duty Officer.

The Board recommends that stockholders vote FOR each of the Nominees.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS,
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the latest available information as of September 22, 2014 with respect to beneficial ownership of the Company’s common stock held by each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock.

	Amount of Beneficial
	Ownership	Percent of
Beneficial Owner	of Common Stock	Common Stock(1)
FMR LLC(2)	3,479,404	14.68%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.(3)	2,487,112	10.49%
40 East 52nd Street
New York, NY 10022
Blue Harbour Group, LP(4)	2,257,491	9.52%
646 Steamboat Road
Greenwich, CT 06830
Dimensional Fund Advisors LP(5)	1,979,884	8.35%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group, Inc.(6)	1,846,562	7.79%
100 Vanguard Blvd.
Malvern, PA 19355

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(1)	Based on 23,707,433 shares of common stock outstanding as of the September 22, 2014 record date.

(2)	This information is based solely on a Schedule 13G filed by FMR LLC on February 14, 2014. According to that Schedule 13G, FMR LLC and Edward C. Johnson 3d each are the beneficial owners of 3,391,104 shares of our common stock and both have sole power to dispose of all such shares and the sole power to vote 3,391,104 of the shares. FMR LLC’s and Edward C. Johnson 3d’s beneficial ownership includes 88,300 shares of common stock beneficially owned by Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (the Investment Advisers Act). The ownership of one investment company, Fidelity Small Cap Discovery Fund, amounted to 2,089,016 shares of common stock.

(3)	The number of shares beneficially held by BlackRock, Inc. (BlackRock) is based solely on information in a Schedule 13G/A filed with the SEC by BlackRock on January 10, 2014 on behalf of itself and certain entities under its control. The report states that BlackRock holds 2,487,112 shares with sole voting power over 2,421,121 shares and sole dispositive power over all 2,487,112 shares.

(4)	The number of shares beneficially held by Blue Harbour Group, LP, a Delaware limited partnership (Manager), Blue Harbour Holdings, LLC, a Delaware limited liability company (Manager GP), and Clifton S. Robbins, a citizen of the United States of America (Mr. Robbins) (Blue Harbour Group, LP et al.) is based solely on information in a Schedule 13D/A filed with the SEC by Blue Harbour Group, LP et al. on May 7, 2013. The report states that Blue Harbour Group, LP et al. beneficially owns an aggregate of 2,257,491 shares. The report further states that the 2,257,491 shares of Common Stock beneficially owned, in the aggregate, by Blue Harbour Group, LP et al., may be deemed to be beneficially owned by each of the Manager, Manager GP, and Mr. Robbins.

(5)	The number of shares beneficially held by Dimensional Fund Advisors LP (Dimensional) is based solely on information in a Schedule 13G filed with the SEC by Dimensional on February 10, 2014 on behalf of itself and certain entities under its control. The report states that Dimensional holds 1,979,884 shares with sole voting power over 1,947,506 shares and sole dispositive power over all 1,979,884 shares.

(6)	The number of shares beneficially held by The Vanguard Group, Inc. (Vanguard) is based solely on information in a Schedule 13G filed with the SEC by Vanguard on February 11, 2014 on behalf of itself and certain entities under its control. The report states that Vanguard holds 1,846,562 shares with sole dispositive power over 1,813,366 shares and sole voting power over 33,196 shares.

The following table provides information as of September 22, 2014 with respect to beneficial ownership for each Executive Officer, each present Director, and for all Current Executive Officers and Directors of the Company as a group.

	Amount of
	Beneficial Ownership		Percent of
Name of Beneficial Owner and Position	of Common Stock(1)		Common Stock(2)(3)
J. P. London	95,348		*
Chairman of the Board, Executive Chairman,
Director and Nominee
Kenneth Asbury	—		*
President, Chief Executive Officer
Director and Nominee
John S. Mengucci	7,078		*
Chief Operating Officer, President, U.S. Operations
CACI, INC.-FEDERAL
Thomas A. Mutryn	77,550	(4)	*
Executive Vice President,
Chief Financial Officer and Treasurer
Gregory R. Bradford	46,689		*
Chief Executive, CACI Limited,
President, U.K. Operations
J. William Koegel, Jr.	—		*
Executive Vice President,
General Counsel and Secretary
Michael A. Daniels	1,532	(5)	*
Director and Nominee
James S. Gilmore III	9,220	(5)	*
Director and Nominee
William L. Jews	1,532	(5)	*
Director and Nominee
Gregory G. Johnson	3,985	(5)	*
Director and Nominee
James L. Pavitt	8,269	(5)	*
Director and Nominee
Warren R. Phillips	5,048	(5)	*
Director and Nominee
Charles P. Revoile	29,976	(5)	*
Director and Nominee
William S. Wallace	7,130	(5)	*
Director and Nominee
All Current Executive Officers
and Directors as a Group (14 in number)	293,357		1.24%

––––––––––––––––––––
(1)	All stock settled stock appreciation rights (SSARs) and stock options exercisable as of September 22, 2014 or within 60 days after that date are treated as exercised for the underlying shares of common stock. All Restricted Stock Units (RSUs) vesting as of September 22, 2014 or within 60 days after that date are treated as vested for the underlying shares of common stock.

(2)	Based on 23,707,433 shares of common stock outstanding as of the September 22, 2014 record date.

(3)	The asterisk (*) denotes that the individual holds less than one percent of outstanding common stock. This stock is included in the total percentage of outstanding common stock held by the Executive Officers and Directors shown above.

(4)	Includes 13,000 shares obtainable upon exercise of SSARs/options exercisable within 60 days of September 22, 2014.

(5)	Includes 383 shares obtainable upon vesting of RSUs within 60 days of September 22, 2014.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s Officers and Directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Such Officers, Directors, and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

Under the applicable regulations, the reporting person is responsible for making the filing. Ordinarily however, when a reporting person engages in a transaction with the Company, such as the grant of a stock option, RSU, or similar award, Company personnel generate the report on a timely basis for the benefit of the reporting person.

Based solely on a review of copies of reports filed with the SEC and of written representations by certain Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended June 30, 2014.

Equity Compensation Plan Information

The following table provides additional information as of June 30, 2014 regarding shares of the common stock of the Company authorized for issuance under its equity compensation plans.

Number of Securities
Remaining Available
	Number of		For Future Issuance
	Securities to be Issued	Weighted Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans
Approved by Stockholders(1)	943,992 (2)	$48.77 (3)	4,066,382 (4)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	943,992	$48.77	4,066,382

––––––––––––––––––––
(1)	The equity compensation plans approved by the stockholders of the Company are the 2006 Stock Incentive Plan (the 2006 Plan), the Director Stock Purchase Plan (DSPP), the Management Stock Purchase Plan (MSPP), and the Employee Stock Purchase Plan (ESPP). Under the terms of the 2006 Plan, the Company may issue, among other awards, non-qualified stock options, restricted stock, restricted stock units (RSUs) and stock-settled appreciation rights (SSARs). The DSPP allows Directors to elect to receive RSUs at the market price of the Company’s common stock on the date of the award in lieu of up to 100 percent of their annual retainer fees. The MSPP allows those senior executives with stock holding requirements a mechanism to receive RSUs at 85 percent of the fair market price of the Company common stock in lieu of up to 100 percent of their annual bonus compensation. The ESPP allows eligible full-time employees to purchase shares of the Company’s common stock at 95 percent of the fair market value of a share of common stock on the last day of the quarter.

(2)	The number of securities to be issued upon exercise or vesting under stock purchase plans approved by shareholders as of June 30, 2014 is as follows: 2006 Plan, 930,192; the DSPP, 0; and the MSPP, 13,800.

(3)	Represents the weighted average exercise price of the stock options and SSARs issued under the 2006 Plan that were outstanding as of June 30, 2014. The weighted-average exercise price above does not include the weighted average market prices of shares underlying RSUs issued under the DSPP, MSPP, ESPP and the 2006 Plan.

(4)	The remaining number of securities available for issuance under stock purchase plans approved by shareholders as of June 30, 2014 is as follows: 2006 Plan, 3,390,709; the DSPP, 69,767; the MSPP, 347,103; and the ESPP, 258,803.

EXECUTIVE OFFICERS

As of October 1, 2014, the Executive Officers of the Company were J.P. London, Chairman of the Board and Executive Chairman, Kenneth Asbury, President and Chief Executive Officer, and the following four persons indicated in the table below.

Positions and Offices
Name, Age	With the Company	Principal Occupations
John S. Mengucci, 52	Chief Operating Officer and President, U.S. Operations

Chief Operating Officer and President, U.S. Operations, July 1, 2012 to present; Chief Operating Officer for U.S. Operations, February 2012 to June 30, 2012; President, Lockheed Martin Information Systems and Global Solutions - Civil Product Line, 2010-2012; President, Lockheed Martin Information Systems and Global Solutions – Defense 2007-2010.

Thomas A. Mutryn, 60	Executive Vice President, Chief Financial Officer and Treasurer

Executive Vice President, Chief Financial Officer and Treasurer, CACI International Inc, April 2007 to present; Acting Chief Financial Officer and Treasurer, January 2007 to April 2007; Executive Vice President, Corporate Development, September 2006 to January 2007. GTSI Corp., Senior Vice President, Finance, and Chief Financial Officer, 2003-2006. U.S. Airways, Inc.: Senior Vice President, Finance, and Chief Financial Officer, 1998-2002.

Gregory R. Bradford, 65	Chief Executive, CACI Limited, and President, U.K. Operations

Chief Executive, CACI Limited, 2000 to present; Managing Director, CACI Limited, 1985-2000; President, U.K. Operations, since 1994; Executive Vice President, 1987-1994; Senior Vice President, 1986-1987; Vice President, 1983-1986.

J. William Koegel, Jr., 60	Executive Vice President, General Counsel & Secretary	Executive Vice President, General Counsel & Secretary, March 2014-Present; Steptoe & Johnson, 1981-March 2014 (Partner, 1987-March 2014).

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our Executive Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors (the Committee) believes the Company’s executive compensation program should incent and reward behaviors that build a foundation for the long-term performance and success of the Company while also supporting the achievement of short-term objectives. Consistent with this philosophy, the following key objectives provide a framework for the Company’s fiscal year 2014 executive compensation program:

  attract, retain, and motivate highly talented individuals at all levels of the organization;

  ensure senior officers act on behalf of stockholders through the use of equity-based rewards and stock ownership requirements;

  provide compensation levels, consistent with our overall philosophy, that are intended to be fair and competitive with similar companies in CACI’s industry; and

  provide incentives and rewards for executives commensurate with their roles and responsibilities based on corporate performance.

Executive Compensation Corporate Governance Framework

To accomplish these objectives, the Company’s executive compensation programs are generally based on the following guiding principles:

  compensation for senior officers is reviewed annually based on performance, responsibilities, and changes in the competitive market;

  total cash compensation for each of the named executive officers (NEOs) is primarily contingent upon performance (i.e., is at risk);

  quarterly and annual bonuses are formula-based, utilize multiple metrics, and are linked to performance against stated objectives;

  equity-based compensation provides long-term incentives to maximize stockholder value;

  senior officers are required to maintain long-term stock ownership at a level commensurate with their role;

  retirement programs have been designed to encourage executive officers to save for their retirement;

  the Company maintains a clawback policy;

  our long-term equity plan prohibits repricing without stockholder approval;

  to the extent possible, compensation is structured so it is fully tax deductible to the Company; and

  senior officer perquisites and special benefits are limited, relative to competitive practice.

The Committee believes that the Company’s executive compensation policies, plans and programs advance these objectives and adhere to the necessary standards of corporate governance. Specifically, the Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation, drives both corporate and individual performance, aligns the Company’s short and long-term strategic priorities through quarterly, annual and long-term incentive programs, and supports stockholder value creation through the use of payout modifiers which limit the percentage of our equity awards which may be granted based on threshold performance goals.

The material elements of the fiscal year 2014 executive compensation program, as described in more detail below, included base salary, short-term cash incentives, long-term cash incentives, long-term equity incentives, deferred compensation for retirement planning, and limited other perquisites and benefits consistent with competitive market practices.

2013 Say on Pay Vote

At the Company’s last Annual Meeting of Stockholders on November 14, 2013, we provided our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the Company’s executive compensation program (the “Say on Pay” proposal). Our stockholders approved the Say on Pay proposal with 79 percent of the votes cast in favor of the Company’s executive compensation program. As this was down from the prior year’s 96 percent approval rate, the Committee considered this when evaluating the Company’s fiscal year 2014 executive compensation program and establishing the fiscal year 2015 program. Changes made as a result of this evaluation are discussed within the “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation: Equity” sections below.

ESTABLISHING AND EVALUATING EXECUTIVE COMPENSATION

Overview

This Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program, and the compensation of each of our NEOs. The information provided in this Compensation Discussion and Analysis should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement. For fiscal year 2014, the NEOs consisted of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers serving as executive officers at the end of fiscal year 2014, as follows:

Executive Officer	Title
J.P. London	Chairman of the Board and Executive Chairman
Kenneth Asbury	President and Chief Executive Officer
John S. Mengucci	Chief Operating Officer and President, U.S. Operations
Thomas A. Mutryn	Executive Vice President, Chief Financial Officer and Treasurer
Gregory R. Bradford	Chief Executive, CACI Limited, and President, U.K. Operations

Governance of Compensation Programs

Role of the Compensation Committee

The Committee has both a strategic and administrative role in managing the compensation structure of the Company, with an emphasis on compensation of top management. Strategically, the Committee considers how the achievement of the overall goals and objectives of the Company can be aided through adoption of appropriate compensation philosophy and effective program elements. Administratively, the Committee reviews compensation paid, salary progressions, incentive compensation allocations, benefits and perquisites provided to all employees, and equity awards granted under all stockholder-approved plans.

The Committee is responsible for setting the compensation, including incentive and equity-based compensation, of the Chairman of the Board and Executive Chairman; President and Chief Executive Officer; Chief Operating Officer and President, U.S. Operations; Executive Vice President, Chief Financial Officer and Treasurer; and the Chief Executive, CACI Limited, and President, U.K. Operations. In addition, the Committee is responsible for reviewing and approving the compensation for all new hires and promotions to other named positions, which are currently defined as Executive Vice President, Business Group Manager; Executive Vice President, Business Development; Chief Human Resources Officer; and Executive Vice President, General Counsel and Secretary. During fiscal year 2014, the Committee fulfilled this responsibility as part of the hiring of J. William Koegel, Jr. as Executive Vice President and General Counsel. Mr. Koegel’s compensation was established based upon the methods as discussed below in the “Setting Compensation – Market Comparisons” section.

Refer to the “Corporate Governance” section of this Proxy Statement for additional information on the Committee’s responsibilities.

Independent Consultant

The Committee has authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, in March 2008, the Committee engaged Frederic W. Cook & Co., Inc. (Frederic W. Cook) as an independent outside compensation consultant. Frederic W. Cook reports directly to the Committee and performs no work for management other than providing advice on executive compensation pursuant to its engagement by the Committee. The Committee has considered whether the work performed by Frederic W. Cook for or at the direction of the Committee raises any conflict of interest, taking into account the factors listed in Securities Exchange Act Rule 10C-1(b)(4), and has concluded that such work does not create any conflict of interest. The Committee reviews its consultant’s performance annually and determines whether to renew their agreement with the consultant. In fiscal year 2014, the Committee renewed Frederic W. Cook’s contract for services.

During fiscal year 2014, Frederic W. Cook was responsible for providing information on new laws and regulations pertaining to the Committee, general industry compensation practices for consideration by the Committee, and recommendations for director compensation and compensation for management positions under the Committee’s purview, and for performing independent assessments of management recommendations brought before the Committee. Frederic W. Cook participated in all meetings of the Committee during the fiscal year.

Setting Compensation – Market Comparisons

The Committee utilizes market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation practices. Market pay practices are based on peer group proxy data and compensation survey data.

In addition, each year the Company commissions benchmarking studies of compensation levels for executive positions to help inform the Committee’s decisions and monitor the Company’s executive compensation programs. Importantly, the goal of obtaining benchmark data is to provide the Committee with a general test for executive talent in the marketplace. The Committee uses this information along with numerous other factors (including the executive’s tenure, individual and Company performance, expected future contributions to the Company, historical compensation levels, etc.) in arriving at what is appropriate compensation for a particular executive. Benchmarking studies for compensation effective in fiscal year 2014 were conducted by two consultants. Peer market analysis was performed for the Company by Frederic W. Cook. General industry market analysis for NEO and other executive compensation was performed for the Company by Towers Watson & Company; the analysis provided by Towers Watson was not customized for the Company, and they did not provide advice or analysis regarding the data provided.

The combined studies and other work provided by Frederic W. Cook and Towers Watson provided three distinct types of analyses:

  Peer Market Analysis (from proxy statements of peer companies);

  Technical Industry Market Survey Analysis (cross industry surveys for companies of similar size); and

  Internal Comparisons.

Salary, cash incentive compensation, and long-term stock incentives are considered in these analyses, as is the interaction/combination of the elements. Specifically, total cash compensation at Target performance (salary plus cash incentives assuming the Company achieves targeted metrics) and total direct compensation (salary plus cash incentives plus long-term stock incentives assuming the Company achieves targeted metrics) are reviewed, and the totals may impact decisions on individual elements.

For fiscal year 2014, peer comparisons were performed against seventeen publicly traded companies which were selected based on similarities to CACI in size and/or industry as well as operational similarities. The selected companies were as follows:

Acxiom Corporation	Alliance Data Systems
Booz Allen Hamilton	Broadridge Financial Solutions
Ciber, Inc.	Cognizant Technical Solutions
Convergys	Fidelity National Information Services, Inc.
Fiserv, Inc.	Harris Corporation
ManTech International Corp	Maximus, Inc.
SAIC, Inc.	Sapient Corporation
Sykes Enterprises, Inc.	Tetra Tech, Inc.
Unisys Corporation

The companies used for peer comparisons are reviewed annually and adjusted as necessary due to changes at the selected company (e.g., acquisitions, bankruptcies, etc.) or changes in the comparability of the selected company to CACI. For fiscal year 2014, no changes were made.

THE CACI EXECUTIVE COMPENSATION PROGRAM

The following section provides details on each element of the Company’s executive compensation programs. It illustrates how each element accomplishes the established objectives and how these elements, in total, support the Company’s compensation philosophy.

Base Salary Program

Consistent with the Company’s intention of delivering compensation that is linked to performance, base salaries are intended to constitute a relatively small portion of total compensation (approximately 25 percent). NEO base salaries are not at risk to the executive. Base salaries are intended to compensate the executive for the basic market value of the position and the day-to-day performance of the executive officer relative to his or her duties and responsibilities.

For fiscal year 2014, management recommended and the Committee approved no increases from fiscal year 2013 levels. Management’s recommendation was based upon the current economic environment in which the Company conducts business and the lack of salary increases provided to the employees in the Company’s primary customer base (the U.S. Federal Government). Based on the data provided by the compensation consultants, the Committee determined that the existing salaries for all five NEOs were reasonably positioned near the competitive median, and that not providing increases was appropriate.

Further, Mr. Asbury requested the Committee approve a 10 percent reduction to his base salary due to the current economic environment in which the Company conducts business and the value of the compensation previously provided to him at the time of his hire in 2013. After review of data provided by the compensation consultants, the Committee and full Board approved this request.

Short-Term Incentive Compensation

Our short-term Incentive Compensation Plan is a cash bonus plan that is designed to motivate and reward executive officers for achieving short-term performance objectives. Under this plan, participants are eligible to receive quarterly and annual payments. Each of the quarterly and annual components is based on various financial metrics in order to support the Company’s pay-for-performance philosophy, by tying a significant portion of compensation to Company performance.

Target Company performance metrics are approved by the Committee. Approved targets flow down through the organization to the business unit level in the case of executives below the NEO level. It is the Committee’s intention that these targets be aligned with CACI’s strategic plan and be challenging to achieve. Five year performance vs. target metrics is analyzed as part of this process to validate the Company’s planning process and to ensure that the metrics support the compensation philosophy. Below is a summary of the Company’s performance vs. its goal for corporate net after tax profit (NATP), which is the primary metric reviewed by the Committee in this regard, for the last five fiscal years:

Fiscal Year	NATP Performance Above/(Below) Target
2010	5.4%
2011	14.1%
2012	8.9%
2013	(7.3%)
2014	(7.9%)

Lower, or “Cut,” threshold levels for each metric are also approved by the Committee, as are upper, or “Stretch,” levels. Corresponding Cut and Stretch incentive compensation amounts are also established. For performance below Cut levels, no bonus is awarded. For performance at or above Cut levels, bonus payouts are prorated between levels (i.e. between Cut and Target and between Target and Stretch) on a straight-line basis. Above Stretch levels, bonus payouts are calculated as a percentage of the NEO’s respective metric performance. Bonuses are paid above Stretch levels and are not capped, in order to continue to incent performance above the Stretch NATP.

The ranges between Cut and Target levels of performance and between Target and Stretch levels are based upon multiple factors assessed by the Committee, including historical ranges and historical performance against Target, Cut, and Stretch metrics. For fiscal year 2014, Cut metrics were set 9.0 percent below Target metrics, and Stretch metrics were set 4.0 percent above Target metrics. The Committee believed that these ranges provided a challenging upper range and a reasonable lower threshold.

The table below shows the fiscal year 2014 executive officer performance metrics and target bonus levels that were approved by the Committee. For fiscal year 2014, management recommended and the Committee approved no increases from fiscal year 2013 levels. Management’s recommendation was based upon the current economic environment in which the Company conducts business. Based on the data provided by the compensation consultants, the Committee determined that the existing total cash compensation for all five NEOs was in line with the competitive market, and that not providing increases was appropriate.

Further, Mr. Asbury requested the Committee approve a 10 percent reduction to his target bonus level due to the current economic environment in which the Company conducts business and the value of the compensation previously provided to him at the time of his hire in 2013. After review of data provided by the compensation consultants, the Committee and full Board approved this request.

	Annual
	Target
Executive Officer	Bonus	Annual Metrics for FY14
J.P. London Chairman of the Board and Executive Chairman	$500,000	CACI net after tax profitability (65%), CACI revenue (10%), CACI gross margin (25%)
Kenneth Asbury President and Chief Executive Officer	$900,000	CACI net after tax profitability (65%), CACI revenue (10%), CACI gross margin (25%)
John S. Mengucci Chief Operating Officer and President, U.S. Operations	$691,000	CACI net after tax profitability (65%), CACI revenue (10%), CACI gross margin (25%)
Thomas A. Mutryn Executive Vice President, Chief Financial Officer and Treasurer	$405,000	CACI net after tax profitability (65%), CACI revenue (10%), CACI gross margin (25%)
Gregory R. Bradford Chief Executive, CACI Limited, and President, U.K. Operations	$392,600	CACI Limited net after tax profitability (100%)

In fiscal year 2014, the Company used NATP as the primary incentive metric to ensure focus on overall Company profitability, the primary indicator of the Company’s performance that is controlled by the Company; profitability is expressed on a net after-tax basis due to its use in the Company’s planning and budgeting processes. The Committee also annually reviews performance against other financial metrics such as stock price, earnings per share (EPS), revenue, bookings, operating margin, return on equity (ROE), return on invested capital (ROIC), and day sales outstanding (DSO), and reviews whether changes are needed to incentive programs to provide more focus on other metrics annually or as needed. Based on this review, for fiscal year 2014 the Committee decided to keep revenue as a metric in order to maintain focus on it, and to add a new metric for gross margin. The new gross margin metric was added because the Committee determined that increased focus was needed on the type of revenue earned by the company; payment of the gross margin metric was further linked to meeting a threshold for direct labor (labor performed on contracts by the Company) in order to incent meeting the metric via growth, rather than via cost reduction. Firm awards, which measures the total dollar value of priced line items contained in a contract (for example, the committed value of new business wins), was removed as a metric in fiscal year 2014 because the Committee determined that the revenue and gross margin metrics accomplished a similar incentive goal while being more directly attributable to the Company’s performance.

For Mr. Bradford, only CACI Limited net after tax profitability was used as a metric, as the Committee determined that this metric best incented him, given the nature of CACI Limited business compared to that of the rest of the Company, and that it was not appropriate to incent him on revenue or gross margin.

The NATP metric that the Company uses for determining payments under the incentive compensation plan has generally been the same as its audited net income. The Committee has the ability to make adjustments for extraordinary items but did not exercise this authority during fiscal year 2014.

Incentive compensation is measured and paid out on a quarterly and annual basis. Sixty percent of the overall target is attributable to attaining the annual performance goals, as primary importance is placed on annual performance. Forty percent is attributable to quarterly goals with a 10 percent overall weighting placed on each quarter to ensure focus upon short-term performance required to attain annual goals. Annual targets are established at the beginning of the fiscal year, and may be modified by the Committee during the fiscal year due to changes in business conditions (e.g., major corporate events, etc.). During fiscal year 2014, no modifications were made. Quarterly targets are established at the beginning of each quarter. For this reason, the sum of the quarterly financial targets normally does not equal the annual target. For the third and fourth quarters, the condition on the gross margin metric regarding meeting a direct labor growth threshold was waived as it was determined that the margin improvement during the year was sufficient to merit payment regardless of the level of direct labor growth in those quarters.

Performance relative to the metrics used by executive officers is delineated below on both a quarterly basis and for fiscal year 2014.

	Q1			Q2			Q3			Q4			Annual
	Target	Actual	Result	Target	Actual	Result	Target	Actual	Result	Target	Actual	Result	Target	Actual	Result
CACI NATP	$30.5M	$32.99M	Above	$35.3M	$34.96M	Between Cut	$35.6M	$30.83M	Below Cut	$44.1M	$36.53M	Below Cut	$147M	$135.3M	Between Cut
			Stretch			and Target			Threshold			Threshold			and Target
			Threshold			Thresholds									Thresholds

CACI
Revenue	$881.4M	$864.3M	Between Cut	$880M	$894.2M	Between	$1,030M	$900.4M	Below Cut	$1,050M	$905.7M	Below Cut	$3,600M	$3,564.6M	Between Cut
			and Target			Target and			Threshold			Threshold			and Target
			Thresholds			Stretch									Thresholds
Thresholds

CACI
Gross Margin	30.1%	30.4%	Above	31.6%	32.1%	Above	31.1%	32.7%	Above	31.6%	32.4%	Above	30.6%	32.1%	Above
			Stretch			Stretch			Stretch			Stretch			Stretch
			Threshold			Threshold			Threshold			Threshold			Threshold

CACI
Direct Labor	0.8%	-2%	Threshhold	1.5%	-8.4%	Threshhold	N/A	N/A	N/A	N/A	N/A	N/A	$1,035.4M	$1,028M	Threshhold
	growth	growth	not achieved	growth	growth	not achieved	(not used)	(not used)	(not used)	(not used)	(not used)	(not used)			not achieved
			(Gross			(Gross									(Gross
			Margin			Margin									Margin
			metric not			metric not									metric not
			payable)			payable)									payable)

UK NATP	$1,945K	$2,312K	Above	$2,115K	$2,728K	Above	$2,330K	$2,826K	Above	$2,460K	$2,851K	Above	$9,400K	$10,717K	Above
			Stretch			Stretch			Stretch			Stretch			Stretch
			Threshold			Threshold			Threshold			Threshold			Threshold

The CEO and the Committee each have the authority and discretion to lower annual and/or quarterly bonuses based on events that impact the Company’s financial results. For fiscal year 2014, neither the CEO nor the Committee executed this authority for the NEOs.

Fiscal Year 2015 Incentive Metrics

During the annual review of financial metrics, which incorporated feedback received based on the results of the 2013 Say on Pay vote, the Committee decided to change the metrics used in the fiscal year 2015 short-term incentive compensation plan for those who are most responsible for making and influencing capital allocation decisions, specifically Dr. London, Mr. Asbury, and Mr. Mutryn. As a result, the Committee implemented ROIC and EPS as metrics for these three executives. For other executives, it was determined that NATP and revenue were the most appropriate incentive metrics to drive success during fiscal year 2015 and beyond, and that incentives for gross margin were not necessary in fiscal year 2015 due to the results of fiscal year 2014.

The table below shows the fiscal year 2015 executive officer performance metrics for the current NEOs, based on the Committee’s changes:

Executive Officer	Annual Metrics for FY15
J.P. London	CACI earnings per share (75%), CACI return on invested capital (25%)
Chairman of the Board and
Executive Chairman
Kenneth Asbury	CACI earnings per share (75%), CACI return on invested capital (25%)
President and
Chief Executive Officer
John S. Mengucci	CACI net after tax profitability (90%), CACI revenue (10%)
Chief Operating Officer and
President, U.S. Operations
Thomas A. Mutryn	CACI earnings per share (75%), CACI return on invested capital (25%)
Executive Vice President,
Chief Financial Officer
and Treasurer
Gregory R. Bradford	CACI Limited net after tax profitability (100%)
Chief Executive, CACI Limited,
and President, U.K. Operations

ROIC will be calculated as net operating profit after tax divided by the average net debt and book equity for fiscal year 2015. There will be no adjustments for non-cash operating expenses, such as intangible amortization or stock compensation.

Due to the potential volatility of quarterly EPS and ROIC metrics, it was further determined to use these metrics only for the annual performance measurement. For the quarterly measurement of Dr. London, Mr. Asbury, and Mr. Mutryn, the same metrics as those listed for Mr. Mengucci will apply. For Mr. Mengucci and Mr. Bradford, the metrics listed above will apply to quarterly and annual measurements.

Long-Term Incentive Compensation: Equity

Long-term equity incentive awards are granted under the 2006 Stock Incentive Plan, which is designed to promote the long-term growth and profitability of the Company by:

  providing directors and executives with incentives to improve stockholder value and to contribute to the growth and financial success of the Company;

  increasing cross-functional executive focus on key performance goals in future years; and

  enabling the Company to attract, retain and reward key executives through multi-year vesting provisions.

The Committee has sole discretion in selecting participants for long-term incentive grants and the Committee approves all equity grants made to our senior executives. When making regular annual equity grants, the Committee’s policy is to approve them during the first quarter of each year as part of the annual compensation review. The grant date of the regular annual equity grants is the date upon which the award is approved by the Committee. For fiscal year 2014, the Committee approved annual grants on September 13, 2013, and grants were made on that date.

In fiscal year 2014, executive officers of CACI, with the exception of Mr. Asbury as described below, received grants of performance-based restricted stock units (RSUs). Performance-based RSUs, which the Company has issued since fiscal year 2009, have value to an award recipient only if certain performance goals are achieved. As such, they provide incentive to achieve Company goals and stock price growth as a result. RSUs are also an important retention tool.

Performance-based RSUs issued in fiscal year 2014 had the following conditions:

  Performance is based first upon a minimum CACI NATP performance threshold. If the NATP threshold is not met, no RSUs result from the grant.

  If the NATP threshold is met, performance of the stock is then measured by determining the growth or decline from the average stock price over 90 calendar days immediately preceding the grant to the average stock price over 90 calendar days immediately preceding the one year anniversary date of the grant. The percentage growth or decline of the stock then determines the resultant number of RSUs. Thus, for example, if the average stock price increased 10 percent during the one-year measurement period, a recipient who was granted 1,000 performance-based RSUs would receive 10 percent more RSUs from the base grant, or 1,100. Similarly, if the average stock price decreased 10 percent during the one-year measurement period, a recipient who was granted 1,000 performance-based RSUs would receive 10 percent fewer RSUs from the base grant, or 900.

  Performance is capped at 200 percent of the original grant, so stock price growth of more than 100 percent would not result in additional RSUs.

  If the NATP condition is met and RSUs are eligible to be earned as described above, then generally fifty percent of such RSUs may become earned and vested on the third anniversary of the grant date and the remaining fifty percent may become earned and vested on the fourth anniversary of the grant date, provided that the recipient remains in the continuous full-time employment of the Company through each payment date.

  Stock grantees over age 62 as of July 1, 2008 (“grandfathered employees”) who retire at or above age 65 vest in all RSUs upon retirement unless the RSUs are still in their measurement period, in which case they are forfeited upon retirement. Non-grandfathered executives who retire at age 62 or older vest in a prorated portion of the RSUs based upon their number of months of service after the grant date divided by the full vesting timeframe; the number of RSUs received are still subject to the results of the performance conditions. Dr. London is the only grandfathered executive among the executive officers. A grantee terminated without cause is entitled to the same treatment as a non-grandfathered executive retiring at age 62 or older.

The Committee used market data provided by its compensation consultants in order to set the dollar value of equity for the executive officers. Based on this review, for Dr. London and Mr. Bradford, the Committee determined that no changes were necessary to the prior year levels. The Committee further determined no changes were necessary to the prior year base equity levels for Mr. Mengucci and Mr. Mutryn. However, due to future retention concerns based on the relatively small amount of stock vesting in 2017 and 2018, the Committee approved a one-time increase to the equity levels for Mr. Mengucci and Mr. Mutryn. This resulted in increases of 48 percent and 40 percent from their base equity levels, respectively.

Mr. Asbury received a stock grant upon his hiring in February 2013 in the form of 300,000 time-based RSUs; while compensation offered to executive officers is generally performance-based in order to meet the requirements of Internal Revenue Code (IRC) section 162(m), it was determined at the time of Mr. Asbury’s hiring that the time-based format was required to obtain his services. Per the terms of the Company’s 2006 Stock Incentive Plan, which limits the maximum number of shares that may be granted to a Covered Employee in a calendar year to 300,000, Mr. Asbury was not eligible for additional grants during calendar year 2013.

Fiscal Year 2015 Grant Performance Conditions

During the annual review of the equity grant structure, which incorporated feedback received based on the results of the 2013 Say on Pay vote, the Committee decided to modify the performance conditions used for the grants in order to provide more focus on the long-term incentive nature of the grant, with the primary change being the increase of performance measurement from a one year period to a three year period. As a result, the following changes were implemented to the performance conditions for the fiscal year 2015 grants made in September 2014:

  Performance is based first upon a minimum CACI EPS performance threshold, rather than NATP. If the EPS threshold is not met, no RSUs will result from the grant.

  If the EPS threshold is met, performance of the stock is then measured by determining the growth or decline from the average stock price over 90 calendar days immediately preceding the grant to the average stock price over 90 calendar days immediately preceding the one year anniversary date of the grant, the two year anniversary date of the grant, and the three year anniversary date of the grant, rather than just the one year anniversary date of the grant.

Long-Term Incentive Compensation: Cash

During fiscal year 2014 a new cash-based Long-Term Incentive Plan (LTIP) that is separate and independent of other incentive programs was implemented. The LTIP is designed to incent the long-term growth and profitability of the Company above and beyond levels in other incentive plans, with the metrics set at very challenging levels and achievement considered very difficult to attain.

The Committee has sole discretion in selecting participants for participation in the LTIP, with participation intended to be limited to people most able to impact the achievement of the metrics. Among the NEOs, Mr. Mengucci and Mr. Mutryn were selected to participate in the LTIP. At their request, Dr. London and Mr. Asbury were not considered for participation.

The LTIP is based on the following parameters:

  Metrics were established for performance against CACI NATP (75 percent) and CACI revenue (25 percent) for fiscal years 2014, 2015, and 2016, and were set above the Stretch levels established for the fiscal year 2014 short-term incentive plan, and above the base targets established for fiscal years 2015 and 2016 in CACI’s strategic plan.

  At the conclusion of each fiscal year, CACI’s performance against the metrics will be measured. If both metrics are achieved, each participant would earn 100 percent of their annual bonus potential. If only CACI NATP is achieved, 75 percent of the annual potential would be earned. If only CACI revenue is achieved, 25 percent of the annual potential would be earned.

  When CACI’s results for fiscal year 2016 are finalized, the results from the three fiscal years will be totaled, resulting in a total earned bonus.

  The total earned bonus will be paid to participants who are still full-time employees upon the public release of CACI’s fiscal year 2016 financial results, except in the event of retirement at age 62 or over, involuntary separation without cause, death, or disability, in which case payment of earned bonuses from previous fiscal years will be accelerated.

  In the event of a change in control during the three year performance period, participants will receive payment for bonuses earned for completed fiscal years as well as for the annual bonus potential for the current fiscal year at the time the change in control event is legally consummated and legally binding (subject to IRS regulations or other laws/regulations).

  Each participant has an annual bonus potential that applies to each year of measurement. For example, a participant with an annual potential of $50,000 could earn $150,000 if the all metrics were met in all three years of measurement.

The Committee generally set annual bonus potential for each participant to match their fiscal year 2014 short-term incentive plan target bonus level. For Mr. Mengucci and Mr. Mutryn, the Committee set their annual bonus potential equal to $691,000 and $405,000, respectively. As the metrics were intended to have a high level of difficulty to achieve, the Committee determined that market data provided by its compensation consultants did not directly apply to the determination of the bonus potential.

Performance relative to the metrics established for fiscal year 2014 was as follows:

Metric	Target	Actual	Result
CACI NATP	$162.3M (10.4% above short-term plan)	$135.3M	Not Achieved
CACI Revenue	$3,767M (4.6% above short-term plan)	$3,565M	Not Achieved

Management Stock Purchase Plan

The Company offers a Management Stock Purchase Plan (MSPP) in order to promote the long-term growth and profitability of the Company by providing executives with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and enabling executives to meet their mandated stock ownership requirements. The Board believes that the MSPP serves these goals, encouraging executives to convert a higher percentage of their cash compensation into Company equity.

The MSPP provides for equity ownership in the Company by senior officers by allowing the voluntary deferral of up to 100 percent of the annual portion of their bonuses into RSUs. All deferred shares are bought at a discount of up to 15 percent, as determined annually by the Committee, of fair market value. The Company may grant matching awards in an amount not to exceed 25 percent of the participant’s deferrals and subject to such vesting or other restrictions or conditions as the Committee determines.

The amount of the discount to fair market value and matching grant is determined by the Committee no later than December 31st of the fiscal year in which the bonus is earned (or as otherwise specified in the MSPP for matching awards that qualify under IRC section 162(m)). During fiscal year 2014, the Committee approved a 15 percent discount with no matching.

The benefit provided from MSPP purchases for each NEO is listed in column (i) of the Summary Compensation Table.

Severance and Change in Control Benefits

The Company maintains severance agreements with all NEOs for the purpose of providing those executives with a degree of security and to mitigate concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus his or her undivided attention to serving the interests of the Company and our stockholders. The Company believes that appropriate severance arrangements are necessary in order to attract and retain these key executives and are an important part of a competitive overall compensation program for the NEOs.

In the event of a change in control, the severance benefits are generally payable only upon a “double trigger,” meaning that severance benefits are triggered when an eligible executive is involuntarily terminated without cause by the Company or resigns for “good reason” within one year following a change in control. This “double trigger” provision was implemented to be consistent with good market practices. We believe this program encourages retention in the face of an actual or potential change in control and aligns executive and stockholder interests. Furthermore, the program allows top executives to review corporate transactions that are in the best interests of our stockholders without concern over whether the transactions may adversely impact the executive’s employment.

All stock granted during fiscal year 2014 also provided for “double trigger” vesting acceleration in the event of a change in control, under which vesting accelerates only upon a change in control and involuntary termination without cause or resignation for good reason.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section of this Proxy Statement.

Retirement Plans

The Company offers a non-qualified deferred compensation plan in order to encourage employees to save for their retirement. Eligible employees, which include all NEOs, may elect to contribute up to 50 percent of their U.S. base salary and 100 percent of their U.S. bonuses and commissions to this plan on a pre-tax basis. The Company contributes 5 percent of all income over the compensation limit in IRC section 401(a)(17) to participants, subject to plan vesting conditions, and may make a supplemental discretionary contribution to a participant’s account in any amount it elects. No discretionary contributions were made in fiscal year 2014. As Mr. Bradford currently has no U.S. wages or bonuses, he receives cash in lieu of a contribution.

Supplemental Executive Retirement Plans (SERP) have been provided to NEOs in the past to offset the loss of benefits from previous employers in order to acquire their services and is, therefore, consistent with the Company’s philosophy of attracting and retaining critical talent. SERP payments will be made to former President and CEOs Mr. Paul M. Cofoni and Mr. Daniel D. Allen per the terms of those plans. Mr. Mengucci was offered a SERP as part of his employment offer, and it will become effective upon its finalization. The Company provides no other executive a SERP and does not anticipate doing so in the future.

Benefits and Executive Perquisites

All NEOs are entitled to receive a Company-provided automobile or an allowance to obtain an automobile. The President and Chief Executive Officer, Executive Chairman, Chief Operating Officer and President, U.S. Operations, and the Chief Financial Officer are also eligible for annual financial planning services. These items are fully taxable as ordinary income; no tax gross-up is provided.

In addition, the Company provides a $25,000 discretionary benefit allowance per calendar year to the President and Chief Executive Officer, and to the Chairman of the Board and Executive Chairman. This allowance can be used for business or personal expenses. All personal benefit received from this allowance is fully taxable as ordinary income; no tax gross-up is provided.

Furthermore, Dr. London has a medical agreement that provides lifetime participation in the Company’s executive medical plan for him and his spouse to the extent permitted by law, with such participation on the same basis that existed just prior to any merger, consolidation, or change in control of the Company.

Executives are also permitted to participate in the Company’s other employee benefit plans on substantially the same terms as other employees who are eligible for participation. For example, the Company makes matching contributions to the Company’s voluntary 401(k) plan on behalf of its employees based on the amount of each employee’s contributions to the 401(k) plan, and executives receive the same benefit.

All amounts related to perquisites for NEOs are disclosed in column (i) of the Summary Compensation Table, along with details on their valuations.

Stock Ownership Requirements

The Committee has adopted executive stock ownership requirements for its senior officers to focus those executives on the long-term growth in value of the Company and to ensure they act as owners of the Company. Requirements are based on a fixed number of fully owned shares. The amount of shares for each level, which range from 100,000 for the CEO to 5,000 for senior vice presidents, is reviewed annually by the Committee to ensure that it provides enough incentive to properly align the interests of senior management with those of the Company’s stockholders. The CEO’s current required level equates to approximately ten times his salary, which is well above benchmarked levels of five times salary. Until an executive meets the required number of shares, he/she is limited with respect to the number of shares he/she is allowed to sell, and is only allowed to sell one-half of the vested RSUs remaining after payment of taxes (standard practice is to sell a portion of shares that vest to cover the tax burden caused by the vesting); the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement.

Stockholdings are measured annually as of July 1st to determine compliance with the requirements, which are based upon the prior year’s level plus one-half of all vested restricted stock and/or restricted stock units after taxes are withheld since the prior July 1st. Only fully owned shares count in the measurement; unvested restricted stock and restricted stock units do not count, nor do any other unvested and/or unexercised instruments.

The penalty for non-compliance is that the senior officer is required to participate in the MSPP with 100 percent of the annual portion of his/her annual bonus going toward the purchase of RSUs until such time as he/she meets the required holding level.

All NEOs met their required stock holding requirement as of July 1, 2014.

Clawback Policy

CACI has a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act (SOX). The policy covers incentive awards to “officers” (as defined in Section 16 of the Securities and Exchange Act of 1934), and began in fiscal year 2010. Under the policy, in the event of a restatement of previously reported financial results, the Committee may require reimbursement of the incremental portion of incentive awards paid to executive officers in excess of the awards that should properly have been paid based on the restated financial results. No changes to the policy were made during fiscal year 2014.

By way of comparison, the clawback imposed by Section 304 of SOX (which applies to CACI) is limited to the CEO and CFO and is based on material noncompliance by the issuer, as a result of misconduct, with any financial reporting obligation under the federal securities laws where such noncompliance requires the issuer to restate its financials. The SOX provision looks back one year and requires the issuer to recover all bonus or incentive-based or equity-based compensation paid to the CEO and CFO (in cases of misconduct). The Securities and Exchange Commission enforces Section 304; there is no private right of action.

The Committee is monitoring this policy to ensure that it is consistent with applicable laws, including any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Impact of Regulatory Requirements

The Committee is regularly updated on changes in regulations affecting compensation and how they impact executive compensation. The Committee ensures that Company compensation plans continue to meet such requirements.

IRC section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our CEO and the three other most highly compensated named executive officers (other than our CFO). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Executive incentive compensation generally is performance-based compensation meeting the IRC’s requirements, and, as such, is fully deductible. As much as possible, the Committee sets compensation to be performance-based in order to take advantage of allowed deductibility (and to encourage performance, as discussed above). To maintain flexibility in compensating executive officers in a manner designed to promote Company goals, the Committee has not adopted a policy requirement for all compensation to be deductible. This regulation affects plan design, but does not limit compensation earned under the plans.

In determining equity-based compensation, the Committee considers the potential expense of those programs under Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), and the financial impact on planned Company targets.

Risk Assessment

The Company has a Chief Risk Officer and among his tasks are attending meetings of the Committee during the fiscal year and performing an annual assessment of the Company’s overall compensation risk profile. The Committee also engages Frederic W. Cook, the Committee’s independent consultant, to perform independent risk assessments of the Company’s executive compensation programs with a focus on determining if the programs incented excessive risk-taking. The results of these analyses have been findings that the compensation programs are appropriately structured to support a low risk profile, and do not encourage inappropriate or excessive risk-taking.

As a part of these risk assessments, the Chief Risk Officer and Frederic W. Cook have made the following findings about CACI’s compensation programs:

  the Board and the Compensation Committee exercise close oversight over the performance measures utilized by the Short-Term Incentive Compensation Plan and the Long-Term Incentive Compensation Plans, which in combination serve to balance short-term and long-term performance requirements, and enhance stockholder value;

  the performance objectives of the plans are linked such that achievement of annual incentive plan measures serves to enhance the performance of the Company while also supporting the goals established for the long-term incentive plan;

  the primary cash incentive metric is the net income of the Company, including the impact of bonus payments and all events that financially impact the Company, ensuring that cash compensation is primarily funded from bottom-line Company profitability;

  metrics not currently used in compensation plans are appropriately reviewed to determine if changes are required to incentive plans;

  the balance of total compensation is more heavily weighted to long-term incentives, and increasing the stock price over the long-term provides the maximum incentive value;

  vesting annual stock grants over a four-year period in the long-term equity incentive plan ensures long-term focus and reduces the risk of an employee unduly benefiting from short-term decisions;

  stock holding requirements are above industry benchmarks, and promote long-term ownership of the Company; and

  the Company has a rigorous system of internal controls designed to prevent any individual employee from creating adverse material risk in pursuit of short- or long-term compensation. For example, the Board must approve all capital outlays of $10 million or more, as well as all acquisitions and divestitures of $5 million or more.

Conclusions

The Company and the Committee regularly consider whether the total compensation program meets the objectives established for it. The Company and the Committee believe that the Company’s executive compensation programs are reasonable, appropriate, do not promote undue risk-taking, and are in the best interests of stockholders for the following reasons:

  review of market data indicates that executive cash compensation levels (both base salaries and total compensation) are administered in a manner consistent with the Company’s total compensation philosophy;

  total compensation is variable and predicated upon Company performance, through a compensation mix that de-emphasizes base salary and executive perquisites and emphasizes performance-based pay, which takes the form of formula-based annual cash incentive awards and equity awards in the form of performance-based RSUs tied to stock price performance;

  executive officers are required to align their economic interests with those of stockholders through the accumulation of a significant equity stake, facilitated by annual equity awards and significant stock ownership requirements; and

  the Company’s executive retention objectives are achieved at reasonable cost through severance and change in control agreements, vesting schedules for equity awards, and deferred compensation plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended June 30, 2014. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis for the fiscal year ended June 30, 2014 be included in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael A. Daniels	James S. Gilmore III
Gregory G. Johnson	James L. Pavitt
Charles P. Revoile

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the NEOs for the fiscal years 2014, 2013 and 2012. Annual compensation includes amounts awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the three other highest paid Executive Officers, including amounts deferred at an Executive Officer’s election.

Summary Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position (during FY14)(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option/ SSAR Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)		Total ($)
J.P. London	2014	576,495	—	780,393	—	264,456	—	99,249	(9)	1,720,593
Chairman of the Board	2013	576,495	200,000	779,869	—	88,700	—	304,449		1,949,513
and Executive Chairman	2012	557,000	—	748,800	—	896,964	—	221,998		2,424,762

Kenneth Asbury	2014	675,000	—	—	—	461,862	—	64,981	(10)	1,201,843
President and Chief	2013	275,503	400,000	15,870,000	—	—	—	2,813		16,548,316
Executive Officer

John S. Mengucci	2014	533,000	—	1,540,421	—	354,353	—	54,419	(11)	2,482,193
Chief Operating Officer	2013	533,000	—	1,039,143	—	122,498	—	26,794		1,721,435
U.S. Operations	2012	173,438	—	2,000,016	—	495,893	—	4,711		2,674,058

Thomas A. Mutryn	2014	460,782	—	1,540,421	—	221,930	—	102,939	(12)	2,326,072
Executive Vice President,	2013	460,782	—	1,099,868	—	71,975	—	113,137		1,745,762
Chief Financial Officer	2012	445,200	—	1,056,154	—	755,012	—	108,212		2,364,578
and Treasurer

Gregory R. Bradford	2014	353,144	—	435,653	—	934,478	—	105,244	(13)	1,828,519
Chief Executive,	2013	340,605	—	435,307	—	892,840	—	180,098		1,848,850
CACI Limited, President
U.K. Operations

––––––––––––––––––––
(1)	2012 compensation information is not provided for Mr. Asbury because he was not a CACI employee and thus not a NEO in fiscal year 2012. 2012 compensation information is not provided for Mr. Bradford because he was not a NEO in fiscal year 2012. Mr. Bradford’s compensation is paid in Pounds Sterling (GBP). The conversion to U.S. dollars is based on the average exchange rate in the month earned.
(2)	Amounts reported in the Salary column represent base salary earned in fiscal years 2014, 2013, or 2012.

(3)	The Company made a $200,000 special CEO transition bonus payment to Dr. London and a $400,000 guaranteed bonus payment, his fiscal year 2013 prorated Target level, to Mr. Asbury for fiscal year 2013. The Company did not make any other non-performance based bonus payments to any other NEOs in fiscal years 2014, 2013, or 2012.

(4)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of each restricted stock unit granted during such year, as computed in accordance with ASC 718. See Note 21 of the Company’s audited financial statements for the fiscal year ended June 30, 2014, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2014. RSUs awarded to all NEOs other than Mr. Asbury during fiscal year 2013, to Dr. London and Mr. Mutryn during fiscal year 2012 were in the form of performance-based RSUs. The grant date fair value of these awards was calculated using the Monte Carlo simulation method. Based on the Company’s performance during the year ended June 30, 2014 as compared to the stock price for the 90 day period ended September 13, 2013, the final award was at 84.0% of the target award. Based on the Company’s performance during the year ended June 30, 2013, no awards for that fiscal year were earned. Based on the Company’s performance during the year ended June 30, 2012 and the Company’s stock price for the 90 day period ended September 1, 2012 as compared to the stock price for the 90 day period ended September 1, 2011, the final award was at 84.0% of the target award. Such actual award number of units is reflected in the Outstanding Equity Awards at Fiscal Year-End table. The grant date fair value of awards to Mr. Asbury in fiscal year 2013 and Mr. Mengucci in fiscal year 2012 were based on the Company’s closing stock price on the date of the grant, as these awards were not subject to performance conditions.

(5)	The Company did not make any stock option or SSAR awards to any NEOs in fiscal years 2014, 2013, or 2012.

(6)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent performance-based incentive compensation earned in fiscal years 2014, 2013, or 2012.

(7)	There are no NEOs with a defined benefit pension plan or any type of supplemental retirement plan.

(8)	As detailed further in the footnotes below, the values in this column may include:

	(i)	annual perquisite allowance provided to both the Chairman of the Board and the Chief Executive Officer (Perq Allowance);

	(ii)	5% Company contribution, net of forfeitures, to non-qualified deferred compensation plan made on compensation in excess of the limit provided in IRC section 401(a)(17), which limit may be adjusted annually (NQDC Contribution);

	(iii)	vacation accrual balance cashed out (Vacation Cash-out);

	(iv)	automobile allowance and other automobile expenses based on IRS Publication 15-B guidelines, as reported on the NEO’s Form W-2, Wage and Tax Statement for the calendar year ending within each fiscal year (Automobile Expenses);

	(v)	premiums paid by the Company for a long-term care insurance policy (LTC Premiums);

	(vi)	50% Company match of the first 6% of contributions by the executive officer under the Company’s 401(k) plan (401(k) Match);

	(vii)	value of discount granted under the Company’s Management Stock Purchase Plan by giving a discount on the stock price at the grant date (15% for fiscal years 2014, 2013, and 2012);

	(viii)	tax and investment counseling and advice services (Tax and Investment Services);

	(ix)	cash in lieu of non-qualified deferred comp plan benefit (Cash in lieu);

	(x)	United Kingdom pension plan (U.K. Pension); and/or

	(xi)	Spouse travel paid by the Company in connection with NEOs required business travel (Spouse Travel).

(9)	Includes the following amounts for fiscal year 2014: $25,000 Perq Allowance; $29,037 NQDC Contributions; $11,875 Automobile Expenses; $4,059 LTC Premiums; $7,650 401(k) Match; and $17,150 Tax and Investment Services; and $4,478 Spouse Travel.

(10)	Includes the following amount for fiscal year 2014: $53,239 NQDC Contributions; $3,622 LTC Premiums; $7,650 401(k) Match; and $470 Spouse Travel.

(11)	Includes the following amounts for fiscal year 2014: $24,506 NQDC Contributions; $3,188 Automobile Expenses; $1,989 LTC Premiums; $ 7,650 401(k) Match; and $17,086 Tax and Investment Services.

(12)	Includes the following amounts for fiscal year 2014: $17,469 NQDC Contributions; $52,963 Vacation Cash-out; $15,396 Automobile Expenses; $2,938 LTC Premiums; $7,650 401(k) Match; and $6,523 MSPP Discount.

(13)	Includes the following amounts for fiscal year 2014: $21,471 Automobile Expenses; $4,170 LTC Premiums; $3,987 401(k) Match; $72,412 Cash in lieu; and $3,204 U.K. Pension. The Automobile Expenses reported for Mr. Bradford are not based on IRS Publication 15-B guidelines, but reflect the actual allowance paid in the fiscal year.

Grant of Plan Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
J. P. London		137,500	500,000	800,000
	9/13/13				—	10,730	21,460	—	780,393

Kenneth Asbury(3)		252,000	900,000	1,440,000

John S. Mengucci		195,000	691,000	1,105,600
	9/13/13				—	21,180	42,360	—	1,540,421

Thomas A. Mutryn		115,000	405,000	648,000
	9/13/13				—	21,180	42,360	—	1,540,421

Gregory R. Bradford		163,034	458,918	694,235
	9/13/13				—	5,990	11,980	—	435,653

––––––––––––––––––––
(1)	These amounts represent potential payouts under the 2014 incentive plan. The Maximum amount in column (e) represents the bonus amount for each NEO at Stretch. For performance above Stretch, NEOs are entitled to additional bonus payouts calculated as a percentage of the Company’s NATP above Stretch. Actual payouts earned are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These amounts represent performance-based RSU grants to NEOs in fiscal year 2014.

(3)	Mr. Asbury was not awarded any performance-based RSU grants during fiscal year 2014.

(4)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer during fiscal year 2014 determined pursuant to ASC 718.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Exercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
J. P. London	—	—	—	—	13,840	(2)	971,706	—	—
	—	—	—	—	13,643	(3)	957,875	—	—
	—	—	—	—	11,491	(4)	806,783	—	—

Kenneth Asbury	—	—	—	—	300,000	(6)	21,063,000	—	—

John Mengucci	—	—	—	—	22,682	(4)	1,592,503	—	—
					22,171	(5)	1,556,626	—	—

Thomas A. Mutryn	6,600	—	49.36	8/17/15	21,145	(2)	1,484,590	—	—
	6,400	—	37.67	11/19/15	19,243	(3)	1,351,051	—	—
	—	—	—	—	22,682	(4)	1,592,503	—	—

Gregory R. Bradford	—	—	—	—	8,360	(2)	586,956	—	—
	—	—	—	—	7,607	(3)	534,087	—	—
	—	—	—	—	6,415	(4)	450,397	—	—

––––––––––––––––––––
(1)	Based on the $70.21 closing price of the Company’s stock on June 30, 2014.

(2)	Stock awards granted on September 1, 2010 contain performance conditions whereby the number of units vesting depended upon the Company’s financial performance for the year ended June 30, 2011, and the Company’s stock price for the 90 day period ended September 1, 2011 as compared to the 90 day period ended September 1, 2010. The amounts in column (g) reflect the actual number of shares earned. The stock awards vest as follows: 50% on September 1, 2013 and 50% on September 1, 2014.

(3)	Stock awards granted on September 1, 2011 contain performance conditions whereby the number of units vesting depended upon the Company’s financial performance for the year ended June 30, 2011, and the Company’s stock price for the 90 day period ended September 1, 2012 as compared to the 90 day period ended September 1, 2011. The amounts in column (g) reflect the actual number of shares earned. The stock awards vest as follows: 50% on September 1, 2014 and 50% on September 1, 2015.

(4)	Stock awards granted on September 13, 2013 contain performance conditions whereby the number of units vesting depended upon the Company’s financial performance for the year ended June 30, 2014, and the Company’s stock price for the 90 day period ended September 13, 2014 as compared to the 90 day period ended September 13, 2013. The amounts in column (g) reflect the actual number of shares earned. The stock awards vest as follows: 50% on September 1, 2016 and 50% on September 1, 2017.

(5)	One-half of the stock awards granted on February 27, 2012 vest as follows: 50% on February 26, 2017; 10% on February 26, 2018; 10% on February 26, 2019; 10% on February 26, 2020; 10% on February 26, 2021; and 10% on February 26, 2022. One-half of the stock awards granted on February 27, 2012, that had not vested as of June 30, 2014, vest as follows: 100% on February 26, 2015.

(6)	Stock awards granted on February 20, 2013 vest as follows: 100,000 shares on February 20, 2016, 100,000 shares on February 20, 2017, and 100,000 shares on February 20, 2018.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J.P. London	—	—	13,839	932,749
Kenneth Asbury	—	—	—	—
John S. Mengucci	—	—	5,543	438,340
Thomas A. Mutryn	22,700	480,506	30,128	2,043,206
Gregory R. Bradford	5,800	132,066	11,914	807,981

––––––––––––––––––––
(1)	These amounts are equal to the difference between the sales price of our common stock on the NYSE on the exercise date and the exercise price multiplied by the number of shares underlying the exercised option or stock settled stock appreciation right.

(2)	These amounts are equal to the closing price of our common stock on the NYSE on the applicable vesting date multiplied by the number of shares vested on that date.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
J.P. London	N/A	N/A	N/A	N/A
Kenneth Asbury	N/A	N/A	N/A	N/A
John S. Mengucci	N/A	N/A	N/A	N/A
Thomas A. Mutryn	N/A	N/A	N/A	N/A
Gregory R. Bradford	N/A	N/A	N/A	N/A

Non-Qualified Deferred Compensation for Fiscal Year 2014

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Company	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Withdrawals/	Last Fiscal
Name	($)(1)	($)(2)	Year ($)(3)	Distributions ($)	Year End ($)(4)
J.P. London	1,967	29,037	635,665	—	6,297,752
Kenneth Asbury	6,483	53,239	1,599	—	61,320
John S. Mengucci	18,986	24,506	859	—	52,459
Thomas A. Mutryn	13,149	17,469	46,642	—	640,089
Gregory R. Bradford	—	—	286,406	—	2,243,067

––––––––––––––––––––
(1)	Executive contributions are included in the Salary, Bonus, and Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Company contributions are included in the All Other Compensation column of the Summary Compensation Table.

(3)	No amounts in the Aggregate Earnings column are reported as compensation in the Summary Compensation Table.

(4)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary and Non-Equity Incentive Plan Compensation columns (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions). The amounts previously reported as executive and Company contributions were as follows: (i) Dr. London, $1,522,907 and $776,421; (ii) Mr. Mengucci, $5,021 and $3,085; (iii) Mr. Mutryn, $259,479 and $233,658; (iv) Mr. Bradford, $958,780 and $286,530.

Severance Agreements

The term of each NEO’s severance agreement is one year with automatic one-year extensions thereafter (except for the agreement provided to the President and Chief Executive Officer which is three years with automatic one-year extensions thereafter), unless the Company provides written notice of the Company’s intent to amend the Company’s severance policy with respect to its senior executives and to apply the amended policy to the executive. In the event the Company provides such notice to the executive, agreements expire by their terms at the end of the full term year that begins on the next July 1st following the date such notice is received by the executive officer.

Per the terms of the agreements, each executive’s employment may be terminated by the Company without a separation payment of any kind in the event of death or a termination for cause as determined by the Board.

In the event of a termination by the Company for disability, the Company is generally required to provide 30 days’ notice, and pay any incentive compensation earned but unpaid as of the date of termination for any fiscal year prior to the year in which such termination occurs.

In the event of termination without cause by the Company or resignation for “good reason” by the executive, as defined in the agreements, the Company will pay a severance payment equal to a specified number of months of the executive’s base salary, prorated cash incentive compensation payments otherwise payable under the executive’s incentive compensation plan for the fiscal year of termination, and continued participation in the Company’s health care plan for a defined period of time. Further, for stock grants made since September 1, 2010, the terms of the grant agreements entitle the recipient to receive a prorated portion of the unvested stock based upon the number of full months of service divided by the total vesting timeframe. When the executive’s resignation is not associated with a change in control, “good reason” is defined as (i) a material reduction in the executive’s total compensation and benefit opportunity (other than a reduction made by the Board, acting in good faith, based upon the performance of the executive, or to align the compensation and benefits of the executive with that of comparable executives, based on market data); or (ii) a substantial adverse alteration in the conditions of the executive’s employment.

In the event of a termination without cause or resignation for “good reason” within one year of the effective date of a change in control, the agreements provide that the Company will pay similar termination payments as in the preceding paragraph but require the executive’s base salary to be paid for a higher number of specified months and a specified payment based on the average incentive compensation earned by the executive for the five fiscal years immediately preceding the termination (except that in Dr. London’s case, he is also entitled to such termination payment if he voluntarily terminates his employment for any reason within one year of a change in control). Further, the terms of the grant agreements entitle the recipient to receive their unvested stock. In the event of a change in control, “good reason” is defined as (i) a substantial adverse alteration in the nature or status of the executive’s position or responsibilities from those in effect on the day before the change in control date; or (ii) a change in the geographic location of the executive’s job more than 50 miles from the place at which such job was based on the day before the change in control date.

The table below delineates the benefits upon a change in control for each NEO in fiscal year 2014 under the scenarios as described above:

COO &
	Executive		President,	President,
	Chairman	CEO	US Ops	UK OPS	CFO
Salary Multiple: Termination for Good
Reason or Involuntary Termination	1.5x	2x	1x	1x	1x
Without Cause

Salary Multiple Upon Change in Control
and Voluntary Termination for Good	3x	2x	2x	2x	2x
Reason or Involuntary Termination
Without Cause

Bonus Multiple Upon Change in Control
and Voluntary Termination for Good
Reason or Involuntary Termination	2x	2x	1.5x	1.5x	1x
Without Cause
(average annual payment for last five years)

The agreements for Dr. London, Mr. Mutryn, and Mr. Bradford include partial protection against excise taxes payable under IRC section 280G in the event of termination only after a change in control (a one-time payment of two-thirds of the excise tax to the executive up to a limit of $500,000). Since these agreements were put in place in 2007, the Committee decided not to include this term in any new agreements, and it is therefore not included in the agreements with other executive officers.

The agreements also restrict each executive officer’s rights to compete with the Company or to offer employment to Company employees following termination.

No changes to existing agreements were made during fiscal year 2014.

Calculations for various termination scenarios are included in the “Potential Payments on Termination or Change in Control” section below.

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation payable to each NEO upon termination of employment under various termination scenarios. The tables show the amount of compensation payable to each NEO upon voluntary termination (other than for “good reason”) or retirement, upon termination by the Company without cause or by the NEO for “good reason” other than in connection with a change in control, and upon termination by the Company without cause or by the NEO for “good reason” following a change in control. The amounts shown assume, for illustrative purposes, that such termination was effective as of June 30, 2014 and therefore include amounts earned through such date, and are estimates of the amounts which would be paid to the NEOs upon termination. The actual amounts to be paid can be determined only at the time of the actual separation from the Company.

Separation Payment in event of Voluntary Termination or Retirement(1)

			Value of	Value of
			Employee	Company	Value of	Value of	Value of	Value of
		Value of	Non-qualified	Non-qualified	Supplemental	Vested	Unvested	280G Excise
	Total Cash	Continuation	Retirement	Retirement	Retirement	Equity	Equity	Tax Partial
	Severance	of Benefits(2)	Contributions(3)	Contributions(4)	Benefits	Awards(5)	Awards(6)	Protection(7)
Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Total
J.P. London	$—	$223,568	$5,477,174	$805,458	$—	$—	$1,929,581	N/A	$8,435,781
Kenneth Asbury	—	—	7,946	—	—	—	—	N/A	7,946
John S. Mengucci	—	—	24,847	6,898	—	—	—	N/A	31,745
Thomas A. Mutryn	—	—	390,755	251,128	—	345,866	123,983	N/A	1,111,732
Gregory R. Bradford	—	—	1,954,617	286,530	—	—	970,794	N/A	3,211,941

––––––––––––––––––––
(1)	Assumes that the executive officer retired or voluntarily terminated his position (other than for “good reason”). In the event of the executive officer’s death or disability, the executive officer would be entitled to the amounts listed in the columns (c), (d), (e) and (f) above as well as column (g) from the Separation Payment following Change in Control Table listed below. In addition, the Company generally is required to provide 30 days’ notice in the event of a termination for disability. In the event of a termination of the executive officer for cause, the executive officer would be entitled to the amounts listed above in columns (c) and (e).

(2)	In 2001, the Company entered into a lifetime medical agreement with Dr. London that provides lifetime participation in the Company’s medical plans to the extent permitted by law, with such participation in the plans on the same basis that existed just prior to any merger, consolidation, or change in control of the Company. The table value therefore represents the present value (using a discount rate of 2.48%) of continued current medical, dental, and vision insurance coverage less the estimated portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payments over Dr. London’s expected life span (based upon Internal Revenue Service (IRS) Life Expectancy Tables).

(3)	Represents the value of monies deferred into the non-qualified retirement plan during employment, plus investment gains and losses, that would be payable upon termination.

(4)	Represents the value of Company contributions (vested as of June 30, 2014) paid into the non-qualified retirement plan on behalf of the executive officer during employment that would be payable upon termination.

(5)	Based on the difference between the closing price per share of the Company’s common stock as of June 30, 2014 and the applicable exercise price of the vested portion of the equity awards.

(6)	Based on the number of RSUs that would vest multiplied by the closing price per share of the Company’s common stock as of June 30, 2014. Dr. London’s unvested equity awards would vest, with the exception of the grant made in September 2013, which would forfeit. As Mr. Bradford is over 62 years old, a prorated amount of unvested equity awards would vest upon retirement; for the performance-based grant made in September 2013, the closing price of the Company’s common stock on June 30, 2014 was used to estimate the number of RSUs that would result. Mr. Mutryn would also receive the value of cash contributed to the MSPP plus interest.

(7)	As described above under “Employment and Severance Agreements,” executive officers are entitled to partial protection against IRC section 280G excise taxes only in the event of termination after a change in control.

Separation Payment in event of Termination for “Good Reason”
or Without Cause by Company(1)

			Value of	Value of
			Employee	Company	Value of	Value of	Value of	Value of
		Value of	Non-qualified	Non-qualified	Supplemental	Vested	Unvested	280G Excise
	Total Cash	Continuation	Retirement	Retirement	Retirement	Equity	Equity	Tax Partial
	Severance	of Benefits(2)	Contributions(3)	Contributions(4)	Benefits	Awards(5)	Awards(6)	Protection(7)
Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Total
J.P. London	$864,743	$223,568	$5,477,174	$805,458	$—	$—	$1,929,581	N/A	$9,300,524
Kenneth Asbury	1,500,000	21,927	7,946	—	—	—	5,616,800	N/A	7,146,673
John S. Mengucci	533,000	9,774	24,847	6,898	—	—	616,795	N/A	1,191,314
Thomas A. Mutryn	460,800	21,413	390,755	251,128	—	345,866	2,663,136	N/A	4,133,098
Gregory R. Bradford	343,600	—	1,954,617	286,530	—	—	970,794	N/A	3,555,541

––––––––––––––––––––
(1)	Assumes that the executive officer resigned for “good reason” or was terminated without cause.

(2)	Assumes that Dr. London is entitled to receive lifetime medical benefits as previously described, and that Messrs. Asbury, Mengucci, and Mutryn are entitled to receive continuation of health benefits following the date of separation. For Dr. London, the table value therefore represents the present value (using a discount rate of 2.48%) of continued current medical, dental, and vision insurance coverage less the estimated portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payments over Dr. London’s expected life span (based upon IRS Life Expectancy Tables). For Messrs. Asbury, Mengucci, and Mutryn, the table value represents the total values of continued current medical, dental, and vision insurance coverage over the duration of the coverage period, less the executive’s current portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payment. Mr. Bradford is not entitled to continued benefits under his severance agreement.

(3)	Represents the value of monies deferred into the non-qualified retirement plan during employment, plus investment gains and losses, that would be payable upon termination.

(4)	Represents the value of Company contributions (vested as of June 30, 2014) paid into the non-qualified retirement plan on behalf of the executive officer during employment that would be payable upon termination.

(5)	Based on the difference between the closing price per share of the Company’s common stock as of June 30, 2014 and the applicable exercise price of the vested portion of the equity awards.

(6)	Based on the number of RSUs that would vest multiplied by the closing price per share of the Company’s common stock as of June 30, 2014. Dr. London’s unvested equity awards would vest, with the exception of the grant made in September 2013, which would forfeit. For other executives, a prorated amount of unvested equity awards made since September 1, 2010 would vest upon separation. For the performance-based grants made in September 2013, the closing price of the Company’s common stock on June 30, 2014 was used to estimate the number of RSUs that would result.

(7)	As described above under “Employment and Severance Agreements,” executive officers are entitled to partial protection against IRC section 280G excise taxes only in the event of termination after a change in control.

Separation Payment following a Change in Control(1)

			Value of	Value of
			Employee	Company	Value of	Value of	Value of	Value of
		Value of	Non-qualified	Non-qualified	Supplemental	Vested	Unvested	280G Excise
	Total Cash	Continuation	Retirement	Retirement	Retirement	Equity	Equity	Tax Partial
	Severance(2)	of Benefits(3)	Contributions(4)	Contributions(5)	Benefits	Awards(6)	Awards(7)	Protection(8)
Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Total
J.P. London	$3,253,085	$223,568	$5,477,174	$805,458	$—	$—	$3,436,288	$—	$13,195,573
Kenneth Asbury	2,513,556	21,927	7,946	53,239	—	—	21,063,000	—	23,659,668
John S. Mengucci	2,187,274	9,774	24,847	27,591	—	—	3,695,223	—	5,944,709
Thomas A. Mutryn	2,049,384	21,413	390,755	251,128	—	345,866	5,982,173	—	9,040,719
Gregory R. Bradford	2,121,649	—	1,954,617	286,530	—	—	2,016,852	—	6,379,648

––––––––––––––––––––
(1)	Assumes that the executive officer resigned for “good reason” or was terminated without cause within one year of a change in control. Dr. London is entitled to this payment if he voluntarily terminates his employment for any reason within one year of a change in control.

(2)	Includes incentive plan amounts earned but not yet paid for fiscal year 2014. For Mr. Mengucci and Mr. Mutryn, this also includes the annual bonus potential for the LTIP, in accordance with the terms of that plan.

(3)	Assumes that Dr. London is entitled to receive lifetime medical benefits as previously described, and that Messrs. Asbury, Mengucci, and Mutryn are entitled to receive continuation of health benefits following the date of separation. For Dr. London, the table value therefore represents the present value (using a discount rate of 2.48%) of continued current medical, dental, and vision insurance coverage less the estimated portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payments over Dr. London’s expected life span (based upon IRS Life Expectancy Tables). For Messrs. Asbury, Mengucci, and Mutryn, the table value represents the total values of continued current medical, dental, and vision insurance coverage over the duration of the coverage period, less the executive’s current portion of the cost, plus the amount required to cover all estimated applicable local, state and federal income and payroll taxes imposed with respect to such payment. Mr. Bradford is not entitled to continued benefits under his severance agreement.

(4)	Represents the value of monies deferred into the non-qualified retirement plan during employment, plus investment gains and losses, that would be payable upon termination.

(5)	Represents the value of all Company contributions paid into the non-qualified retirement plan on behalf of the executive officer during employment that would be payable upon termination.

(6)	Based on the difference between the closing price per share of the Company’s common stock as of June 30, 2014 and the applicable exercise price of the vested portion of the equity awards.

(7)	Based on the number of RSUs that would vest multiplied by the closing price per share of the Company’s common stock as of June 30, 2014. All equity awards to executive officers would vest upon separation in connection with a change in control. For the performance-based grants made in September 2013, the maximum number of RSUs would result.

(8)	As described above under “Employment and Severance Agreements,” certain executive officers are entitled to partial protection against IRC section 280G excise taxes in the event of termination after a change in control. Specifically, their severance agreements provide for a one-time payment to the executive equal to the lesser of two-thirds of the excise tax to the executive and $500,000. Based on the assumptions used in the preparation of the table, no payments would be due to the executives under this termination scenario.

DIRECTOR COMPENSATION

Each Director not employed by the Company or any of its subsidiaries is compensated according to the following arrangements for his service as a Director, including participation in meetings of the full Board and the committee(s) of which he is a member:

  Full Board — $50,000 annual retainer for up to four meetings per year and $2,000 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. Equity grants are made in the form of RSUs expressed as a dollar value, in an amount established from time to time by the Compensation Committee. Such RSU awards are made on the date of the Annual Meeting of Stockholders at which such election occurs, based on the closing price per share of the Company’s common stock on that date. For fiscal year 2014, each director was granted $110,000 in RSUs; during fiscal year 2014 the Committee approved an increase to $120,000 for fiscal year 2015. Under the Company’s Director Stock Purchase Plan (DSPP), Directors may also elect to receive RSUs in lieu of up to one hundred percent of their annual retainer, with such election to be made prior to the commencement of the effective calendar year. The number of issued RSUs is based on the fair market value of the stock on the date of purchase.

  Audit Committee — $10,000 for up to four meetings per year and $1,500 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $10,000 per year.

  Security and Risk Assessment Committee — $6,000 for up to four meetings per year. Additional in-person meetings are $750. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $4,000 per year.

  Compensation Committee — $10,000 for up to four meetings per year and $1,500 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $10,000 per year.

  Executive Committee — $1,500 per meeting.

  Investor Relations Committee — $6,000 for up to four meetings per year and $1,500 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $4,000 per year.

  Corporate Governance and Nominating Committee — $10,000 for up to four meetings per year and $1,500 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $10,000 per year.

  Strategic Assessment Committee — $6,000 for up to four meetings per year and $1,500 for each additional in-person meeting of any length. Additional phone meetings of any length are $500 per meeting. The Chairman of this committee receives an additional $4,000 per year.

Dr. London and Mr. Asbury received no separate compensation for their service as directors, except that they were eligible to be reimbursed for incurred expenses associated with attending meetings of the Board and its committees, such as when meetings were conducted at offsite locations.

During fiscal year 2014 in addition to the retainer and committee meeting fees, Dr. Phillips received compensation of $50,000 for additional services performed as Lead Director.

The Committee has also adopted stock ownership requirements for outside members of the Board to align the interest of stockholders and directors. The requirement is based on five times the value of their Annual Retainer, converted annually to a whole number of shares based on the 90-day average price of CACI stock. Stockholdings are measured annually as of December 1st to determine compliance with the plan. The requirement is based upon the prior year’s level plus one-half of all vested restricted stock units. Only fully owned shares count in the measurement; unvested restricted stock units do not count, nor do any other unvested and/or unexercised instruments. The penalty for non-compliance is that the Director is required to participate in the DSPP with 100 percent of his earned Annual Retainer and committee fees going toward the quarterly purchase of CACI stock, until such time as he meets the required holding level.

For the compliance checkpoint on December 1, 2013, this requirement translated into a requirement to hold 4,812 fully owned shares. The required ownership level will continue to be reviewed annually by the Committee to ensure that it provides enough incentive to properly align the interests of the outside directors with those of the Company’s stockholders. Until the Director holds the required number of shares, he is limited with respect to the number of shares he is allowed to sell, and is only allowed to sell one-half of vested RSUs for the purpose of covering the tax burden caused by the vesting; the other one-half that must be retained is used to determine the interim ownership requirement until the full number of shares is reached, with each successive vesting being added to the prior interim requirement in order to establish the new requirement. All outside directors currently meet their required stock ownership requirement.

The following table summarizes the compensation information for fiscal year 2014 for each of the Company’s non-employee directors who were directors at any time during the fiscal year.

Director Compensation Table for FY 2014

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
	Fees			Non-Equity	Pension
	Earned			Incentive	Value and
	or Paid	Stock	Option	Plan	Non-qualified	All Other
	in Cash	Awards	Awards	Compensation	Deferred	Compensation	Total
Name	($)	($)(1)	($)	($)	Compensation	($)	($)
Michael A. Daniels	92,000	110,059	—	—	—	—	202,059
James S. Gilmore III	88,000	110,059	—	—	—	—	198,059
William L. Jews	86,500	110,059	—	—	—	—	196,559
Gregory G. Johnson	111,500	110,059	—	—	—	—	221,559
James L. Pavitt	90,750	110,059	—	—	—	—	200,809
Warren R. Phillips	189,000	110,059	—	—	—	—	299,059
Charles P. Revoile	140,500	110,059	—	—	—	—	250,559
William S. Wallace	85,000	110,059	—	—	—	—	195,059

––––––––––––––––––––
(1)	The amounts represent the aggregate grant date fair value computed in accordance with ASC 718 for awards of stock in fiscal year 2014 under the terms of the Company’s 2006 Stock Incentive Plan. The grant date fair value per share is the closing price for the Company’s stock on the November 14, 2013 grant date ($71.84). For fiscal year 2014, the Company awarded 1,532 RSUs to Directors Daniels, Gilmore, Jews, Johnson, Pavitt, Phillips, Revoile, and Wallace with a grant date fair value of $110,059 each. The outstanding number of RSUs awarded to each director as of June 30, 2014 was as follows: Director Daniels 766; Director Gilmore 766; Director Jews 766; Director Johnson 766; Director Pavitt 766; Director Phillips 766; Director Revoile 766; Director Wallace 766.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes the importance of good corporate governance as a means of addressing the interests of the Company’s stockholders. The Board also recognizes that ensuring that the Company maintains good corporate governance practices is an ongoing process. Consistent with these principles, the Board believes that no specific leadership model is necessarily right for all companies at all times. The Board’s policy as to whether the role of the Chairman of the Board and CEO should be separate or combined is to adopt the model that best serves the Company’s stockholders at any point in time.

The Company’s Corporate Governance Guidelines currently provide that the role of Chairman of the Board and CEO are separate. The Board believes this model provides effective leadership for the Company at this time, allowing the Chairman of the Board to focus on Board activity and the CEO to focus on business strategy and execution.

The Chairman of the Board serves as the presiding officer of the Board of Directors. The Chairman of the Board works closely with the CEO in a consulting capacity concerning the Company’s strategic direction and the staffing of key positions.

The CEO provides the overall operational direction for the Company. The CEO establishes the Company’s policies and objectives in accordance with the directives of the Board of Directors and the Company’s corporate charter.

Dr. Phillips has been designated as the Board’s lead independent director. Dr. Phillips’ duties as lead independent director include:

  coordinating the activities of the non-employee directors;

  reviewing and reporting progress to the Board on certain issues or oversight matters;

  presiding at independent director sessions and coordinating the agenda for such sessions;

  functioning as principal liaison between the non-employee directors and the Chairman of the Board;

  organizing Board review of the Company’s annual strategic planning cycle; and

  serving as a Board member on most of CACI’s wholly-owned subsidiary corporations.

Committees and Meetings of the Board of Directors

It is the Company’s policy to encourage all Directors to attend in person its Annual Meeting of Stockholders each year as well as participate in person or, if not possible, via teleconference where feasible, in all Board of Directors and committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. All Directors attended the 2013 Annual Meeting of Stockholders held on November 14, 2013. The Board held twelve meetings during fiscal year 2014. In fiscal year 2014, each incumbent Director attended at least seventy-five percent of the aggregate of the total number of Board and committee meetings on which the Directors served.

The Board had a Compensation Committee, an Executive Committee, an Audit Committee, an Investor Relations Committee, a Corporate Governance and Nominating Committee, a Security and Risk Assessment Committee, and a Strategic Assessment Committee during fiscal year 2014.

Corporate Governance Guidelines

The Company has adopted a set of corporate governance guidelines in accordance with the requirements of Section 303A of the NYSE Listed Company Manual. Those guidelines can be found on the Company’s website at http://investor.shareholder.com/caci/governance.cfm, and a print copy of the guidelines will be provided to any stockholder upon request.

Code of Ethics

The Company has adopted both a Director’s Code of Business Ethics and Conduct and a Standards of Ethics and Business Conduct that apply, respectively, to our Directors and to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all of our Executive Officers. Each such Director and Officer is required to review the applicable Code and to certify compliance annually. There have not been any waivers of either Code relating to any such Directors or Officers. The Company intends to disclose any waiver granted to any director, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer of the Company or any amendments to the Codes, in the “Investors” section of the Company’s website at www.caci.com within four business days following the date of such amendment or waiver. The Codes are available for review on the Company’s website at http://investor.shareholder.com/caci/governance.cfm, respectively, and print copies of the Codes will be provided to any stockholder upon request.

Risk Oversight and Management

The Board as a whole has the overall responsibility for risk oversight of the Company. The Audit Committee reviews the Company’s guidelines and policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Board has delegated the responsibility for oversight of certain classified and sensitive high-risk work supporting defense, intelligence, and international clients, including work outside the U.S., to its Security and Risk Assessment Committee. Additionally, the Compensation Committee is responsible for overseeing and assessing risks associated with the Company’s compensation policies and programs. See the Compensation Discussion and Analysis – Risk Assessment section. Each of these committees receives and discusses reports regularly with members of management who are responsible for applicable day-to-day risk management functions of the Company.

Compensation Committee

The Compensation Committee consists of Directors Daniels, Gilmore, Johnson, Pavitt, and Revoile. Director Revoile serves as the Compensation Committee Chairman. The Board has determined that all Compensation Committee members are independent in accordance with the NYSE’s definition and the Company’s independence criteria, which are discussed below. Compensation Committee members, including the Chairman, are appointed by and serve at the pleasure of the Board of Directors. Pursuant to its Charter, the Compensation Committee is composed of not fewer than three “independent directors” as defined in applicable regulations and stock exchange listing standards, in order to enhance the Compensation Committee’s capability to provide independent governance on behalf of the stockholders and provide management with objective guidance and support in matters within the Compensation Committee’s responsibility. In addition, it is the Board’s intention that each Compensation Committee member shall be a “non-employee director” within the meaning of Rule 16b-3 issued by the SEC, and that at least two Compensation Committee members shall be “outside directors” within the meaning of IRC section 162(m), as amended. To the extent that a Compensation Committee member is not a non-employee director or outside director, as the case may be, the member does not participate in the determination of awards subject to those regulations.

The Compensation Committee administers the Company’s 2006 Stock Incentive Plan, the Management Stock Purchase Plan, the Director Stock Purchase Plan, and the Employee Stock Purchase Plan; determines the benefits to be granted to key employees thereunder; determines CEO compensation; determines and makes recommendations to the Board regarding compensation and benefits to be paid to Executive Officers of the Company; and maintains oversight of the Company’s Affirmative Action and Small, Disadvantaged and Minority Subcontracting activities. The Compensation Committee met eight times during fiscal year 2014. The Charter of the Compensation Committee is set forth on the Company’s website at http://investor.shareholder.com/caci/governance.cfm, and a print copy of the Charter will be provided to any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, the members of the Compensation Committee had no relationships with the Company other than their relationships as Directors, their entitlement to the receipt of standard compensation as Directors and members of certain committees of the Board, and their relationships to the Company as stockholders. During fiscal year 2014, no person serving on the Compensation Committee or on the Board of Directors was an Executive Officer of another entity for which any of our Executive Officers served on the compensation committee.

Executive Committee

The Executive Committee consists of Directors Asbury, London, Phillips and Revoile. Director London serves as the Executive Committee Chairman. The Executive Committee is responsible for providing Board input and authorization necessary in the interim between full Board meetings, and for identifying those items which merit consideration or action by the entire Board. The Executive Committee met fourteen times during fiscal year 2014.

Audit Committee

The Audit Committee consists of Directors Jews, Phillips, Revoile, and Wallace. The Board has determined that all current Audit Committee members are independent in accordance with SEC and NYSE requirements. Director Phillips is the Audit Committee Chairman. The Board has determined that Director Jews qualifies as an audit committee financial expert as that term is defined in applicable SEC regulations and has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the listing standards of the NYSE. The Audit Committee is responsible for overseeing and reviewing the Company’s financial information that will be provided to stockholders and others, the system of internal controls established by management and the Board, and the annual audit conducted by the independent accountants. The Audit Committee met eight times during fiscal year 2014. The Audit Committee Charter and Pre-Approval Policy are set forth on the Company’s website at http://investor.shareholder.com/caci/governance.cfm, and a print copy of the Charter will be provided to any stockholder upon request. A report of the Audit Committee appears below in this Proxy Statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Directors Daniels, Phillips and Revoile. The Board has determined that all current Corporate Governance and Nominating Committee members are independent in accordance with the NYSE’s governance standards. Dr. Phillips serves as the Corporate Governance and Nominating Committee Chairman. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the general criteria and qualifications for membership on the Board; identifying and selecting individuals to be nominated for election to the Board; recommending the number of Directors to be elected each year (within the bounds established by the Company’s By-laws); developing and recommending to the Board a set of general corporate governance principles; and periodically reviewing, evaluating, and proposing revisions thereto. The Corporate Governance and Nominating Committee seeks members from diverse business and professional backgrounds with outstanding integrity, achievement and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the stockholders. The Corporate Governance and Nominating Committee met five times during fiscal year 2014. The Charter of the Corporate Governance and Nominating Committee is set forth on the Company’s website at http://investor.shareholder.com/caci/governance.cfm, and a print copy of the Charter will be provided to any stockholder upon request.

Criteria for Determining Board and Committee Independence

The Board has affirmatively determined that eight of the ten current Directors are independent in accordance with the NYSE’s definition and the Company’s independence criteria described below. Because of Dr. London’s service as Chairman of the Board and Executive Chairman of the Company and Mr. Asbury’s service as President and Chief Executive Officer of the Company, they are not independent as defined by the NYSE rules and the Company’s independence criteria.

NYSE rules establish criteria for determining independence and allow the Company’s Board of Directors to adopt additional criteria and apply those criteria to making an affirmative determination whether each Director is “independent” in accordance with the NYSE governance standards. The following criteria have been applied by the Board in making its determination of independence with respect to all current Directors:

(1)	No Material Relationship. The Director must not have any material relationship with the Company or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its subsidiaries) apart from his/her service as a Director. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the Director and the Company.

(2)	Employment. The Director must not be nor have been an employee of the Company or any of its subsidiaries at any time during the past three years. In addition, a member of the Director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the Director’s home, other than household employees) must not have been an Executive Officer of the Company or any of its subsidiaries in the prior three years.

(3)	Other Compensation. The Director and all of his/her immediate family members must not have received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company or any of its subsidiaries, other than in the forms of director fees and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(4)	Auditor Affiliation. (A) The Director or an immediate family member cannot be a current partner of a firm that is the Company’s internal or external auditor; (B) the Director cannot be a current employee of such a firm; (C) the Director cannot have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) the Director or an immediate family member cannot have been within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(5)	Interlocking Directorships. The Director or an immediate family member cannot be, or have been within the last three years, employed as an executive officer of another company where any of the Company’s present Executive Officers at the same time serves or served on that company’s compensation committee.

(6)	Business Transactions. The Director cannot be a current employee, and no immediate family member of the Director can be a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Policies and Procedures for the Review and Approval of Transactions with Related Parties

The Company reviews all relationships and transactions in which the Company and its Directors and Executive Officers or their immediate family members are participants, as well as in which greater than 5% shareholders, nominees for director, immediate family members of greater than 5% shareholders and nominees for director, and persons (other than a tenant or employee sharing the household of a director, executive officer, nominee for director, or greater than 5% beneficial owner are participants, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is responsible for obtaining information through questionnaires and other appropriate procedures from the Directors and Executive Officers with respect to related party transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. Transactions that are determined to be material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee is charged with reviewing and approving or ratifying any related-party transaction. The Audit Committee considers, among other matters, the nature, timing and duration of the transaction, the relationships of the parties to the transaction, whether the transaction is in the ordinary course of the Company’s business, the dollar value of the transaction, and whether the transaction is in the interest of the Company.

Nominating Process

The Company’s By-laws describe the procedure by which the Board, a Board committee, or stockholder who is entitled to vote and meets the By-laws’ advance notification requirements may recommend a candidate for nomination as a Director.(1) The Corporate Governance and Nominating Committee is tasked with, among other things, identifying and recommending prospective Director nominees.(2) While the Company does not have a formal policy regarding the consideration of diversity in identifying prospective Director nominees, the Company’s Corporate Guidelines provide that the Board should be large enough to reflect a substantial diversity of perspectives, background and experiences, but not so large that its size hinders effective discussion or diminishes individual accountability. It is the Committee’s policy to consider similarly, irrespective of the source of the nomination, all Director nominee recommendations properly presented in accordance with the prescribed By-law requirements on the basis of the potential Director nominee’s background and business experience. Certain criteria that the Committee uses in assessing potential Director nominees are set forth in the Company’s corporate governance guidelines.

Stockholder and Interested Party Communications with Directors

Stockholders and interested parties may communicate directly with the Company’s Board of Directors or any Director or Committee member, including Audit Committee members, by sending correspondence to such individual c/o CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, Attn: J. William Koegel, Jr., Corporate Secretary. It is the Company’s policy to forward directly to the Directors all such communications addressed to them and delivered to the Company at the above stated address.

Executive Sessions

Pursuant to NYSE requirements, two executive sessions of non-management Directors were held during fiscal year 2014. The lead independent director acted as the presiding Director at both meetings.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the Company’s executive compensation program as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We encourage stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on page 10 of this proxy statement, as well as the Summary Compensation table and related compensation tables and narrative, appearing on pages 25 through 33. The CD&A, tables, and narrative provide information on the Company’s compensation policies and practices and describe how we seek to closely align the interests of our named executive officers with the interests of our stockholders.

This advisory stockholder vote, known as “Say-on-Pay,” gives you as a stockholder, the opportunity to advise whether you approve of the Company’s executive compensation program and policies by voting on the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

––––––––––––––––––––
(1)	The Company’s By-laws describe the information submission and advanced notification requirements for stockholder recommendations of Director nominees. The Company’s By-laws, however, do not obligate the Company to include information about the candidate in the Company’s proxy materials, nor do they require the Company to permit the stockholder to solicit proxies for the candidate using Company proxy materials. For the Company’s 2015 Annual Meeting of Stockholders, stockholder notice of a potential Director nominee must be received by the Corporate Secretary of CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201 by June 23, 2015. The By-laws are available by writing to the Secretary at the above-stated address or at the Company’s website at http://investor.shareholder.com/caci/governance.cfm.

(2)	From time to time the Company may utilize a third party to assist in identifying and qualifying potential Director candidates.

The Board recommends a vote FOR this resolution because it believes that the programs and policies as detailed in the CD&A are effective in advancing our pay-for-performance philosophy and achieving our goals of attracting, retaining, and motivating our executives; ensuring that our executives act to maximize stockholder value; providing compensation that is intended to be fair and competitive within our industry; and providing incentives and rewards for our executives commensurate with their roles and based on the performance of the Company.

This advisory resolution is non-binding on the Board. Although non-binding, the Board will review and consider the voting results when evaluating our executive compensation program.

Required Vote and Recommendation

On this non-binding matter, the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. Broker non-votes will not be counted in evaluating the results of the vote.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2014. The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2015.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice.

If a quorum is present, a majority of the votes properly cast on this matter is necessary for the matter to be approved. Votes to abstain are treated as votes cast. However, NYSE Rule 452 permits banks and brokers to vote on the ratification of auditors without instructions from their beneficial owners. If the stockholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends that stockholders vote FOR ratification of Ernst & Young LLP as independent auditors for fiscal year 2015.

INDEPENDENT AUDITOR FEES

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditors. This policy generally provides that the Company will not engage its independent auditors to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All such audit services were pre-approved by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditors during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditors. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The following is a summary of the fees for professional services rendered by Ernst & Young LLP for the fiscal years ended June 30, 2014 and June 30, 2013.

	June 30,
	2014	2013
Audit Fees(1)	$1,914,944	$1,549,235
Audit-Related Fees(2)	214,000	203,020
Tax Fees(3)	325,630	340,803
Total	$2,454,574	$2,093,058

––––––––––––––––––––
(1)	Audit Fees include fees paid to Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements (including the audit of internal control over financial reporting) and review of the Company’s consolidated quarterly statements. These fees also include fees for services that are normally provided in connection with the Company’s statutory and regulatory filings and audit procedures related to purchase accounting.

(2)	Audit-Related Fees consist of fees paid to Ernst & Young LLP for assurance and related services provided in connection with the audit of the Company’s 401(k) plan financial statements and due diligence.

(3)	Tax Fees are fees paid to Ernst & Young LLP for professional services rendered for tax compliance, tax advice, and tax planning.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2014

The members of the Company’s Audit Committee are William L. Jews, Warren R. Phillips, Charles P. Revoile, and William S. Wallace.

In accordance with the Audit Committee Charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee Charter was first adopted by the Board in June 1994 and has been reviewed annually and amended as necessary since that date. Each member of the Audit Committee qualifies as “independent” in accordance with Rule 10A-3 of the Securities and Exchange Act and the requirements of the NYSE Listed Company Manual, Sections 303A.01, 303A.02, 303A.06, and 303A.07. In fulfilling its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has accomplished the following:

1.	It has reviewed and discussed the Company’s audited financial statements with management, including discussions regarding critical accounting policies, financial accounting and reporting principles and practices, the quality of such principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting;

2.	It has discussed with the independent auditors the quality of the financial statements, the clarity of the related disclosures, the effectiveness of internal control over financial reporting, and other items required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

3.	It has received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent auditors any matters affecting their independence; and

4.	Based on the review and discussions described in subparagraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

William L. Jews	Warren R. Phillips
Charles P. Revoile	William S. Wallace

SOLICITATION

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of solicitation of proxies will be borne by the Company. The firm of Morrow & Co., LLC, 470 West Avenue, Stamford CT 06902, has been retained to assist in soliciting proxies at a fee not to exceed $8,500, plus expenses. The Company may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to their principals. Proxies may be solicited without extra compensation by certain officers, directors and other employees of the Company, by telephone or telegraph, by personal contact, or by other means.

FUTURE STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for its 2015 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and any other applicable rules. Rule 14a-8 requires that any such proposal must be received by the Secretary of the Company at its principal executive offices at 1100 North Glebe Road, Arlington, Virginia 22201 at least 120 days prior to the anniversary date of this proxy statement, which will be October 9, 2015. Therefore, the date by which proposals must be received under Rule 14a-8 for consideration by the Company will be June 11, 2015.

Under our By-laws, stockholders of record who intend to submit a proposal at the 2015 Annual Meeting, and stockholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company’s principal executive offices no later than 150 days prior to the anniversary date of this year’s annual meeting (November 20, 2015). Therefore, the date by which such proposals and nominations must be received for purposes of our By-laws will be June 23, 2015. The written notice must satisfy certain requirements specified in the Company’s By-laws and comply with applicable laws and regulations, including SEC regulations. A copy of the By-laws will be sent to any stockholder upon written request to the Secretary, and the By-laws are also available for free on the Company’s website, http://investor.shareholder.com/caci/governance.cfm, and the SEC’s website, www.sec.gov.

AVAILABILITY OF FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2014, including financial statements and financial statement schedules but excluding the exhibits to Form 10-K. The Form 10-K includes a list of the exhibits that were filed with it, and the Company will furnish a copy of any such exhibit to any person who requests one upon the payment of our reasonable expenses in providing the requested exhibit. For further information, contact David L. Dragics, Senior Vice President, Investor Relations, CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, telephone 703-841-7800. The Company’s Annual Report on Form 10-K and its other filings with the SEC, including the exhibits, are also available at no cost at http://investor.shareholder.com/caci/sec.cfm and the SEC’s website, www.sec.gov.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report may have been sent to multiple shareholders in a household. We will promptly deliver a separate copy of any of these materials to a stockholder upon written or oral request to the following address or telephone number: CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, Attn: J. William Koegel, Jr., Corporate Secretary, telephone 703-841-7800. To receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy for the household, the stockholder should contact his or her bank, broker or other nominee record holder, or may contact the Corporate Secretary at the above address or telephone number.

OTHER MATTERS

As of this date, the Board knows of no business which may properly come before the meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons named therein.

By Order of the Board of Directors

J. William Koegel, Jr., Secretary
Arlington, Virginia Dated: October 9, 2014

CACI INTERNATIONAL INC
1100 N. GLEBE ROAD
ARLINGTON, VA 22201

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M78428-P56211	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CACI INTERNATIONAL INC					For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Kenneth Asbury	06)	J. Phillip London
	02)	Michael A. Daniels	07)	James L. Pavitt
	03)	James S. Gilmore III	08)	Warren R. Phillips
	04)	William L. Jews	09)	Charles P. Revoile
	05)	Gregory G. Johnson	10)	William S. Wallace
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2015.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M78429-P56211

CACI INTERNATIONAL INC
PROXY FOR
NOVEMBER 20, 2014
ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J.P. London and Warren R. Phillips, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of CACI International Inc to be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102 on November 20, 2014 at 9:30 a.m. Eastern Standard Time and at any adjournment thereof.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED "FOR” THE ELECTION OF ALL TEN NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS IN ITEM 1 AND “FOR” ITEMS 2-3 ON THE REVERSE SIDE.

Please sign exactly as your name is shown on this proxy card. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner should sign. If the signer is a corporation, the full corporate name shall be given, and the proxy card shall be signed by a duly authorized officer. By my signature, on the reverse side of this proxy, I acknowledge receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders of CACI International Inc.

Continued and to be signed on reverse side